Prospectus Supplement No. 20 (to Prospectus dated March 25, 2014)	Filed Pursuant to 424(b)(3) Registration No. 333-194512

4,000,000 Shares

Common Stock

This prospectus supplement updates and should be read in conjunction with the prospectus dated March 25, 2014 (the “Prospectus”) relating to the resale or other disposition, from time to time, by the selling stockholders identified in the Prospectus under the caption “Selling Stockholders,” of up to 4,000,000 shares of our common stock, par value $0.001 per share. We are not selling any shares of our common stock under the Prospectus and will not receive any proceeds from the sale or other disposition of shares by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or other disposition of the shares. We will bear all costs, expenses and fees in connection with the registration of the shares. To the extent that there is any conflict between the information contained herein and the information contained in the Prospectus, the information contained herein supersedes and replaces such information.

Annual Report on Form 10-K for Fiscal Year Ended December 31, 2014

This prospectus supplement incorporates into our Prospectus the information contained in our attached Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on February 12, 2015 (the “Annual Report”). The Annual Report, as filed (but without the exhibits filed with the Annual Report), is set forth below.

The information contained in this Prospectus Supplement No. 20 supplements and supersedes, in relevant part, the information contained in the Prospectus, as amended and supplemented to date. This Prospectus Supplement No. 20 is incorporated by reference into, and should be read in conjunction with, the Prospectus, as amended and supplemented to date, and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, as amended and supplemented to date.

The Prospectus, together with Prospectus Supplement Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19 and this Prospectus Supplement No. 20, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the securities as set forth in the Prospectus, as amended and supplemented. All references in the Prospectus to “this prospectus” are amended to read “this prospectus (as supplemented and amended to date).”

Our common stock trades on The NASDAQ Capital Market under the symbol “RGDO.” The last reported sale price of our common stock on February 11, 2015 was $1.12 per share. You are urged to obtain current market quotations for the common stock.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 5 of the Prospectus and the Risk Factors identified in our Annual Report for the fiscal year ending December 31, 2014 for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 12, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2014

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-35953

REGADO BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 03-0422069
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

106 Allen Road, 4th Floor

Basking Ridge, New Jersey 07920

(Address of principal executive offices) (Zip Code)

(908) 580-2100

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value per share	The NASDAQ Capital Market

Securities registered pursuant to Section 12(g) of the Act:

None.

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant as of June 30, 2014 totaled approximately $153.6 million based on the closing stock price as reported by The NASDAQ Capital Market.

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of February 6, 2015 there were 33,609,212 shares of the registrant’s common stock, $0.001 par value, outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Certain portions of our definitive proxy statement, to be filed with the Securities and Exchange Commission pursuant to Regulation 14A within 120 days after registrant’s fiscal year ended December 31, 2014 in connection with the registrant’s Special Meeting of Stockholders to approve, among other things our pending merger with Tobira Therapeutics, Inc. announced on January 14, 2015, are incorporated by reference under Part III of this Form 10-K

REGADO BIOSCIENCES, INC.

Annual Report on Form 10-K

Fiscal Year Ended December 31, 2014

PART I

Cautionary Statement Regarding Forward-Looking Statements

This annual report on Form 10-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any statements contained herein, other than statements of historical fact, including statements regarding the progress and timing of our product development programs and related trials; our future opportunities; our strategy, future operations, anticipated financial position, future revenues and projected costs; our management’s prospects, plans and objectives; and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “target,” “will,” “would” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including our “critical accounting estimates”; the outcome of the pending lawsuits against us; timing and amount of termination costs incurred in connection with our workforce reduction plan, the timing and amount of any decrease in annualized cash expenditures as a result of our workforce reduction plan, the timing for completion of the final closure of the REGULATE-PCI trial and outcome of the analysis of the unblinded database and the completion of any potential business alternatives; the performance of contract research organizations who conduct our clinical trials for us; the performance of third-party manufacturers who supply or manufacture our products; regulatory developments in the United States and foreign countries potential product liability claims; our ability to attract and retain a sufficient number of scientists, clinicians, sales personnel and other key personnel; our ability to obtain, maintain, defend and enforce intellectual property rights; and the risk factors in this report under the heading “Risk Factors.” All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this report or the date of the document incorporated by reference into this report. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and we believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

Item 1. Business

Overview

We are a biopharmaceutical company that has been focused on the discovery and development of novel, first-in-class, actively controllable antithrombotic drug systems for acute and sub-acute cardiovascular indications. On August 25, 2014, we announced the permanent termination of enrollment in our REGULATE-PCI phase 3 trial for our lead program, Revolixys™ Kit, formerly known as REG1. The decision was made based on a recommendation from the trial’s Data and Safety Monitoring Board, or DSMB, following their analysis of the data from the first approximately 3,250 patients enrolled in what was intended to be a 13,200-patient trial comparing the safety and efficacy of Revolixys Kit with bivalirudin. Prior to the substantial suspension of our clinical development activities, we were conducting the REGULATE-PCI trial to evaluate Revolixys™ Kit, a two-component system consisting of pegnivacogin, an anticoagulant aptamer specifically targeting coagulation Factor IXa, and its complementary oligonucleotide active control agent, anivamersen. Revolixys was being developed for use in patients with a wide variety of acute coronary syndromes, or ACS, undergoing a percutaneous coronary intervention, or PCI, a hospital-based procedure used to mechanically open or widen obstructed coronary arteries.

In September 2014, we announced that our Board of Directors retained MTS Health Partners, L.P., or MTS, and Cowen & Company, LLC, or Cowen, to act as financial advisors in connection with our exploration of potential business alternatives. In addition, the Company announced the restructuring activities described in Note 7 to the financial statements to reduce costs following the termination of the REGULATE-PCI trial as part of the Company’s decision to focus resources on three principal activities following the termination of the trial: completion of the final closure of the REGULATE-PCI trial and analysis of the unblinded database from the trial, diligence activities associated with thoroughly exploring potential business alternatives, and the Company’s compliance activities associated with being a public company in good regulatory standing. As such, although we continue to describe our intellectual property assets and programs herein, we are no longer pursuing development of such assets or expending material resources on them.

Recent Developments

On January 14, 2015, the Company announced that it had entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Tobira Therapeutics, Inc., a Delaware corporation (“Tobira”), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics to treat liver disease, human immunodeficiency virus, fibrosis and inflammation, Landmark Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger Sub”) and, solely with respect to Section 5.14 of the Merger Agreement, Brent Ahrens, as the agent of Tobira’s stockholders.

Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by the Company’s stockholders and Tobira’s stockholders, the Merger Sub will be merged with and into Tobira (the “Merger”), with Tobira surviving the Merger as a wholly-owned subsidiary of the Company. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

At the effective time of the Merger, but subject to the escrow provisions described below: (a) each outstanding share of Tobira’s common stock will be converted into and exchanged for the number of shares of the Company’s common stock (the “Company Common Stock”) equal to the exchange ratio described below; (b) each outstanding Tobira stock option will be assumed by the Company; and (c) certain warrants to acquire Tobira capital stock will be assumed by the Company.

Under the exchange ratio formula in the Merger Agreement, immediately after the Merger, but excluding the effect of any financing (as described below), the former Tobira security holders are expected to own approximately 68% of the aggregate number of shares of the Company Common Stock, and the stockholders of the Company immediately prior to the Merger (the “Company Stockholders”) are expected to own approximately 32% of the aggregate number of shares of the Company Common Stock (on a fully diluted basis). This exchange ratio will be adjusted to the extent the Company’s net cash at closing is greater or less than $38 million.

Following the Merger, Tobira’s Chief Executive Officer, Laurent Fischer, M.D., will be the Company’s Chief Executive Officer, and the Company’s corporate headquarters will be relocated to 701 Gateway Blvd, Suite 300, South San Francisco, CA 94080. Additionally, following the Merger, the board of directors of the Company will consist of nine seats and will be comprised of six representatives of Tobira and three representatives of the Company, with the Company’s current chairman of the board of directors, Dennis Podlesak, continuing to act as chairman of the board of the Company following the Merger.

The Merger Agreement contains customary representations, warranties and covenants made by the Company and Tobira, including covenants relating to obtaining the requisite approvals of the stockholders of the Company and Tobira, indemnification of directors and officers, the Company’s and Tobira’s conduct of their respective businesses between the date of signing the Merger Agreement and the closing of the Merger and a covenant by the Company to, following the closing of the Merger, file a registration statement on Form S-3 to register the resale of the shares of Company Common Stock issued pursuant to the Merger Agreement.

The authorization and issuance of the shares of Company Common Stock in the Merger and in the financing described below, amendments of the Company charter related to changing the name of the Company and a potential reverse stock split are subject to approval by the Company’s stockholders. The Merger is subject to other customary closing conditions, including, among other things, the accuracy of the representations and warranties, subject to certain materiality qualifications, compliance by the parties with their respective covenants and no law or order preventing the Merger and related transactions.

The Merger Agreement may be terminated by either party under certain circumstances, including, among others: (i) if the closing has not occurred by the six-month anniversary of the Merger Agreement; (ii) if a court or other governmental entity has issued a final and non-appealable order prohibiting the closing; (iii) if the Company’s or Tobira’s stockholders fail to approve the transaction; (iv) upon a material uncured breach by the other party that would result in a failure of the conditions to the closing; or (v) in the event of a material adverse event. Upon termination of the Merger Agreement for a party’s failure to obtain the approval of its stockholders, such party is obligated to pay the other party a termination fee of $1 million plus reimburse the other party’s fees and expenses up to $250,000. If such party enters into an agreement relating to an Acquisition Transaction (as defined in the Merger Agreement) or consummates an Acquisition Transaction within 12 months following a termination for the failure to obtain stockholder approval, such party is obligated to pay an additional $1 million to the other party. In addition, if the Merger Agreement is terminated due to certain breaches of the Merger Agreement, the breaching party is obligated to reimburse up to $250,000 of the other party’s fees and expenses.

Intellectual Property

We have a large and diverse portfolio, described more fully below, which includes claims directed to aptamers, pharmaceutical compositions containing aptamers, aptamer formulations, methods for altering the affinity of an aptamer for a target molecule and for treating disease and disorders, as well as methods of manufacturing aptamers and aptamer formulations. As of December 31, 2014, we are the owner of record of at least eight issued or allowed U.S. patents and at least seven issued or allowed non-U.S. patents, as well as the licensee of at least ten issued or allowed U.S. patents and at least thirteen issued or allowed non-U.S. patents. We had been actively pursuing at least an additional 10 U.S. patent applications, of which five are provisional and five are non-provisional, at least three international patent applications and at least 38 non-U.S. patent applications in at least twelve jurisdictions as the owner of record, in addition to at least two U.S. patent applications and at least 11 non-U.S. patent applications under license. We do not expect to continue spending money on new patents except in limited situations, and will only spend sufficient funds to maintain existing patents of perceived value.

We strive to protect the proprietary technology that we believe is important to our business, including our proprietary technology platform, our product candidates and our processes. We seek patent protection in the United States and internationally for our products, their methods of use and processes of manufacture, and any other technology to which we have rights, where available and when appropriate. We also rely on trade secrets that may be important to the development of our business.

Maintaining the value of our intellectual property assets will depend on the ability to obtain and maintain patent and other proprietary rights in commercially important technology, inventions and know-how related to our business, the validity and enforceability of our patents, the continued confidentiality of our trade secrets as well as our ability to operate without infringing the valid and enforceable patents and proprietary rights of third parties.

We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications we may own or license in the future, nor can we be sure that any of our existing patents or any patents we may own or license in the future will be useful in protecting our technology. For this and more comprehensive risks related to our intellectual property, please see “Risk Factors—Risks Relating to Our Intellectual Property.”

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the date of filing the non-provisional priority application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office, or PTO, in granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier-filed patent.

The term of a U.S. patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Amendments permit a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. When possible, depending upon the length of clinical trials and other factors involved in the filing of a new drug application, or NDA, we expect to apply for patent term extensions for patents covering our product candidates and their methods of use.

The patent portfolios for our proprietary technology platform and our three most advanced product candidates as of December 31, 2014 are summarized below.

Our Proprietary Technology Platform

Our active aptamer control agent technology was co-discovered by Dr. Christopher P. Rusconi, while at Duke University, or Duke. Those discoveries are disclosed and claimed in a patent portfolio owned by Duke, or the Duke portfolio, and exclusively licensed to us, on terms described more fully below. The Duke portfolio includes broad claims directed to aptamers and pharmaceutical compositions containing aptamers, as well as methods for modulating coagulation. By stage and geographic focus, the Duke portfolio includes issued U.S. patents, such as U.S. Patent Nos. 7,312,325; 7,776,837; 7,300,922; 8,143,233 and 8,283,330, pending U.S. patent applications, such as U.S. Patent Application Nos. 11/789,992 and 13/428,352, and corresponding issued and foreign national or regional counterpart patents or applications. The issued and pending applications include broad subject matter directed to modulation of aptamer function in the body by a number of different methods. The most significant issued patent within the Duke portfolio, U.S. Patent No. 7,300,922, is expected to expire in 2023, as a result of patent term adjustments. If issued, the last to expire pending patent application within this portfolio would expire in 2022, excluding any patent term adjustments or extensions.

Archemix owns or controls a patent portfolio, or the Archemix portfolio, and related know-how directed to the proprietary SELEX™ method for identifying nucleic acid ligands and directed broadly to nucleic acid ligand compositions, licensed to us under terms described more fully below. By stage and geographic focus, the portfolio includes issued U.S. patents and corresponding foreign national or regional counterpart patents or applications. The most significant issued patent within the Archemix portfolio, U.S. Patent No. 6,011,020 relating to pegylated aptamers, is expected to expire in January 2017. We have a license from Archemix under which we possess rights in certain patent rights and know-how owned or controlled by Archemix, as described more fully below, including an exclusive commercial license and a non-exclusive research license to the SELEX™ processes for identifying aptamers for use in products that contain an aptamer and an active control agent for use in the treatment of certain coagulation-related diseases or conditions in humans.

REG1

The patent portfolio for REG1 includes wholly owned patents and patent applications directed to aptamers, pharmaceutical compositions containing aptamers, aptamer formulations, methods for modulating coagulation and treating coagulation-related diseases utilizing aptamers, and methods of manufacturing aptamers. It includes issued U.S. Patent Nos. 7,304,041; 7,723,315, 8,389,489 and 7,531,524, pending U.S. patent applications, and corresponding foreign national or regional counterpart patents or applications. The most significant issued patents within this portfolio are the issued U.S. patents referenced above, all of which are expected to expire in 2025, excluding any additional term for patent term extensions. If issued, the last to expire pending patent application within this portfolio would expire in 2033, excluding any additional term for patent term adjustments or patent term extensions.

REG3

The patent portfolio for REG3 includes wholly owned patents and patent applications. It includes claims directed to aptamers, pharmaceutical compositions containing aptamers, aptamer formulations, methods of treating a platelet-mediated disorder and methods of modulating platelet function. It includes issued U.S. Patent No. 8,318,923, pending U.S. patent applications, and corresponding foreign national or regional counterpart applications. The last to expire issued patent is expected to expire in 2030, excluding any patent term adjustments or extensions. If issued, the last to expire pending patent applications are expected to expire in 2033, excluding any patent term adjustments or extensions.

REG2

The REG2 patent portfolio includes the same patents and patent applications discussed above with respect to REG1.

Antidotes to Oral FXa Inhibitors

The patent portfolio for this program includes wholly owned provisional patent applications. It includes individual patent applications for specific oral FXa inhibitors with claims directed to aptamers, pharmaceutical compositions containing aptamers, aptamer formulations, methods of discovering such aptamers, and methods of using aptamer antidotes to reverse the pharmacologic activity of the targeted oral FXa inhibitor. It also includes a patent application with broad claims directed to aptamers, pharmaceutical compositions containing aptamers, and methods of discovering aptamers that could be used as antidotes for a wide range of individual pharmaceuticals and classes of pharmaceutical agents.

Trade Secrets

In addition to patents, we rely on trade secrets and know-how to develop and maintain our competitive position. For example, significant aspects of our proprietary technology platform are based on unpatented trade secrets and know-how. Trade secrets and know-how can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements and invention assignment agreements with our employees, consultants, scientific advisors, contractors and commercial partners. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

License Agreements

Duke License Agreement

We entered into a license agreement with Duke in November 2004, which was amended in July 2005. Under the amended agreement, we obtained an exclusive worldwide license to make, have made, use, lease, offer for sale, sell, distribute and export license products, including the right to sublicense, under certain Duke patent rights relating to aptamers with an active control agent and to genus claims to anti-FIXa aptamers and a non-exclusive license to related Duke know-how. Duke retains the right to practice the patent rights licensed under the agreement for its educational, research, publication and clinical purposes, and to provide materials covered by such patent rights to certain third parties for non-commercial purposes.

We issued 11,452 shares of our common stock to Duke as consideration for the license agreement in 2005. In addition, the license agreement provided for the potential payment to Duke for an aggregate of $1.75 million per product upon the achievement of specified development and regulatory approval milestones. Such milestones include $500,000 payable upon the commencement of the REGULATE-PCI trial, which occurred in September 2013. Accordingly, we made a milestone payment of $500,000 to Duke, which was charged to research and development expense in the accompanying consolidated statement of comprehensive loss for the year ended December 31, 2013. With the termination of our development program no further payments to Duke are anticipated. All of our product candidates are subject to the terms of the Duke license.

We also are required to pay Duke royalties based on a percentage of net sales for products and services sold by us or our sublicensees that utilize, incorporate or practice any of the licensed patent rights. The percentage royalty rate is in the low single digits. These royalties may be reduced if we are required to obtain a third-party license to practice the Duke patent rights. With the termination of our product development and clinical trials no royalties are anticipated to be paid.

The agreement requires us to use reasonable best efforts to commercialize products and services based on the licensed technology and to continue active and diligent marketing efforts of any commercialized products and services for the life of the agreement.

We may terminate the agreement at any time upon three months written notice. Either party may terminate the agreement upon a judgment or conviction holding that the other party has committed fraud, willful misconduct or illegal conduct with respect to the subject matter of the agreement or upon a material breach of the agreement by the other party, subject to the breaching party’s limited right to avoid termination by curing the material breach in certain circumstances. Absent any early termination, the term of the agreement continues until the last of the licensed patent rights has expired or become abandoned. The longest lived patent rights licensed to us under the agreement are expected to expire in 2023 as a result of patent term adjustments.

Archemix License Agreement

In October 2003, we entered into a license agreement with Archemix pursuant to which we obtained an exclusive worldwide license to develop, manufacture, use, sell, offer for sale, have sold and import licensed products under certain patent rights and know-how owned or controlled by Archemix for products that contain an aptamer and active control agent for use in the treatment of diseases or conditions in humans caused or characterized by factors involved in, and the modulation of, fibrin deposition, platelet adhesion and/or platelet aggregation. The agreement excludes conditions or diseases of the eye, the orbit and its contents, the eyelids or the lachrymal system, as well as the diagnosis of any diseases or conditions and any uses relating to the handling or storage of blood or blood products.

Under the agreement, we also obtained a non-exclusive research license to the SELEX™ process for identifying and developing aptamers for use solely as part of the licensed products described above.

The agreement provides for a non-exclusive license back to Archemix to use and sublicense our improvements related to the SELEX™ process, as well as a nonexclusive license to use, for internal research solely within Archemix, other improvements we make to the intellectual property licensed from Archemix.

We issued 6,736 shares of our common stock to Archemix as consideration for the license agreement in addition, the agreement provided for potential payments to Archemix for an aggregate of $5.5 million upon the achievement of specified development and regulatory approval milestones. Such milestones include $1.0 million payable upon the commencement of the REGULATE-PCI trial, which occurred in September 2013. Accordingly, $1.0 million was paid in December 2014 and is reflected in period cash flow. The expense for this item was reflected in the consolidated statement of comprehensive loss for the year ended December 31, 2013. All of our product candidates are subject to the terms of the Archemix license.

We also are required to pay Archemix royalties based on the net sales of licensed products by us and our affiliates. The royalty rate is in the mid-single digits. The longest lived patent rights licensed to us under the agreement are expected to expire in 2017. No royalties are anticipated to be paid.

To the extent that any intellectual property that we license from Archemix, other than intellectual property relating to the SELEX™ process, is held by a third party licensor of Archemix, we may be responsible for paying incremental costs that Archemix is required to pay to such third-party licensor on account of the license Archemix has granted to us.

The agreement requires us to use commercially reasonable efforts to proceed with the development, manufacture and sale of licensed products. We may enter into collaboration agreements with third parties with respect to part or all of the development or commercialization of one or more licensed products, subject to Archemix’s right of first refusal with respect to any such proposed collaboration agreement in certain limited circumstances. We also have the right to grant sublicenses to the intellectual property licensed from Archemix subject to the obligation to pay Archemix royalties based on amounts received pursuant to any such sublicenses.

We may terminate the agreement at any time upon 60 days’ written notice. Either party may terminate the agreement if the other party commits a material breach of the agreement and fails to cure the breach within 60 days after written notice. Absent any early termination, the term of the agreement continues until the last valid claim within the licensed patent rights expires. The agreement provides that upon expiration, we will have a paid up, exclusive, worldwide licensed under the know-how rights licensed from Archemix in the field licensed to us under the agreement. No further payments to Archemix are anticipated.

Nektar License and Supply Agreement

In December 2006, we entered into a license, manufacturing and supply agreement with Nektar pursuant to which we obtained an exclusive, worldwide license to certain Nektar-controlled patent rights and know-how pertaining to the PEG and other pegylation technology used for pegnivacogin, solely to make, have made, import, use, offer for sale, sell and otherwise exploit pegnivacogin for the treatment, prevention or diagnosis of human diseases or conditions, other than Hemophilia A. Nektar retains the right to practice the licensed patent rights and know-how for research and development of products that it is developing itself or with others and to perform obligations to third parties set forth in agreements existing as of the effective date of our agreement.

We have the right to grant sublicenses to third parties, provided that any sublicensee of the Nektar-controlled patent rights and know-how at the time is not a competitor of Nektar.

We are required to purchase 100% of our and our sublicensees’ requirements of the PEG for the REG1 product from Nektar, at a purchase price defined in the agreement, which purchase price is subject to annual increases based on inflation index changes. As of December 31, 2014, there were no remaining purchase commitments.

We may terminate the agreement at any time upon 60 days’ written notice, subject to our obligation to pay an early termination fee to Nektar. Our right to terminate the agreement early is further subject to our obligation to continue to make certain minimum purchases from Nektar of the PEG and to continue to pay Nektar royalties for net sales of REG1 that incorporates such PEG purchased from Nektar. Either party may terminate the agreement if the other party fails to comply with the material terms of the agreement and does not correct such failure within 30 days for failures to make timely payment or 90 days for other failures. Nektar also may terminate the agreement if we or a sublicensee challenges the validity, scope or enforceability of or otherwise opposes any of the patent rights licensed to us under the agreement. Absent any early termination, the term of the agreement continues until all royalty obligations under the agreement expire. The are no royalty obligations remaining.

NovaMedica Agreements

In connection with our Series E Preferred Stock financing, in December 2012, we entered into a Technology Transfer Agreement, or the Tech Transfer Agreement, with Domain Russia Investments Limited, or DRI, an affiliate of Domain Partners VIII, L.P. Domain Partners VIII, L.P. and Domain Partners VI, L.P., a significant stockholder of our company, are both managed by Domain Associates, L.L.C. Pursuant to the Tech Transfer Agreement, in exchange for a nominal payment, we assigned to DRI certain patents and patents applications in Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Ukraine and Uzbekistan, or the Covered Territory, and granted to DRI an exclusive, fully paid-up, royalty-free, irrevocable and assignable license under our non-patent intellectual property to develop and commercialize REG1 and our other product candidates in the Covered Territory. Immediately thereafter, we, together with DRI and NovaMedica, LLC, or NovaMedica, executed an Assignment and Assumption Agreement, pursuant to which all of DRI’s rights and obligations under the Tech Transfer Agreement were transferred to NovaMedica. DRI also has a right of first negotiation if we desire to partner with a third party to develop or commercialize future product candidates in the Covered Territory, which was assigned to NovaMedica. We agreed to take all action required to register or record the patent transfers to DRI in each country in the Covered Territory and to ensure the assignment of DRI’s rights under the Tech Transfer Agreement to NovaMedica. NovaMedica is jointly owned by Rusnano Medinvest LLC, or Rusnano Medinvest, and DRI. RMI Investments, S.á.r.l, or RMII, a significant stockholder of ours, is a wholly-owned subsidiary of Rusnano Medinvest. In connection with the second tranche closing of our Series E Preferred Stock financing, we agreed to file certain patent transfer applications and to take certain other related actions which have been completed. Under the terms of the Tech Transfer Agreement, upon request we have agreed to provide certain development support to NovaMedica and to use commercially reasonable efforts to assist NovaMedica to establish a manufacturing relationship with our CMOs. We also have agreed to provide NovaMedica with certain manufacturing know-how and support, including making our manufacturing employees available to provide scientific and technical explanations, advice and on-site support that may be reasonably requested by NovaMedica. NovaMedica is required to reimburse us for any out-of-pocket expenses incurred by us in providing this assistance, including travel-related expenses. In addition, prior to the first commercial sale of a product candidate, we have agreed to sell to NovaMedica sufficient quantities of each product candidate and related compounds to enable NovaMedica to conduct clinical trials of such product candidate in the Covered Territory at cost plus a mark-up in the low double digits so long as any sale does not reasonably interfere with our own development and commercialization activities.

Concurrently with the signing of the Tech Transfer Agreement, we also entered into a letter agreement with DRI pursuant to which we were obligated to pay DRI a make-whole payment up to a maximum amount of $1.2 million in the event that an independent appraiser’s valuation of certain patent applications assigned to DRI under the Tech Transfer Agreement was less than $1.2 million. The letter agreement provides that such payment will be refunded to us if DRI receives certain capital contribution credits with respect to such patent applications in connection with its investment in NovaMedica. DRI has advised us that the independent appraiser valued the assigned patent applications at more than $1.2 million. As a result, DRI is not entitled to any make-whole payment under the terms of the letter agreement. In addition, we have agreed to indemnify DRI against any claims brought by NovaMedica arising out of or resulting from any breach of specified representations and warranties which we made in the Tech Transfer Agreement up to a maximum amount of $1.2 million, less any payments made to DRI in connection with the valuation of the assigned intellectual property. Our indemnification obligation will expire two years following the first commercial sale of REG1 or our other product candidates in the Covered Territory or six years after the date of the letter agreement if no such commercial sales have occurred.

The Tech Transfer Agreement also provides that we will enter into a Clinical Development and Collaboration Agreement, a Supply Agreement and certain related agreements with NovaMedica to implement the terms of the Tech Transfer Agreement. In connection with the second tranche of the initial closing of our Series E Preferred Stock financing, we agreed to use commercially reasonably efforts to negotiate, execute and deliver the Clinical Development and Collaboration Agreement on or before May 31, 2013. The Tech Transfer Agreement provides that the Supply Agreement will cover the commercial supply of product candidates and related drug compounds to NovaMedica at cost plus a mark-up in the low double digits.

In accordance with the terms of the Tech Transfer Agreement, in May 2013 we entered into a Clinical Development and Collaboration Agreement, or the Collaboration Agreement, with NovaMedica pursuant to which we agreed to assist NovaMedica in the development and commercialization of our product candidates in the Covered Territory. The Collaboration Agreement requires the formation of several committees consisting of our representatives and NovaMedica representatives to oversee the general development, day-to-day development work and commercialization of our product candidates for the intended field of use in the Covered Territory. All decisions of these committees must be made by unanimous vote, subject to a dispute resolution process. Under the terms of the Collaboration Agreement, the joint committees will determine a development plan for REG1 for its initial indication and any additional significant commercial indications for REG1, as well as for additional product candidates. NovaMedica will have sole responsibility for the costs and expenses of obtaining regulatory approval for our product candidates and for commercializing any approved products in the Covered Territory and will have the right to conduct its own clinical studies in the Covered Territory at its sole expense. NovaMedica also has the right to file applications for approval of our product candidates in the Covered Territory, subject to committee oversight. We have agreed, among other things, to provide NovaMedica with clinical data necessary for it to obtain necessary approvals in the Covered Territory, information relating to applications for regulatory approval of our product candidates, certain commercialization information and to assist NovaMedica in conducting any clinical trials necessary for regulatory approval of our product candidates in the Covered Territory. We also have agreed to provide NovaMedica with certain development know-how and support, including making our clinical development personnel available to provide scientific and technical explanations, advice and on-site support that may be reasonably requested by NovaMedica.

NovaMedica is required to reimburse us for any out-of-pocket expenses incurred by us in providing this assistance, including travel-related expenses. Pursuant to the Collaboration Agreement, we have agreed to use commercially reasonable efforts to include sites in the Covered Territory in our clinical trial programs for our product candidates at our sole expense. Under the Collaboration Agreement, prior to the first commercial sale of a product candidate in the Covered Territory, NovaMedica will have the right to purchase product candidates and related compounds from us or through us as are reasonable and necessary for it to conduct clinical trials in the Covered Territory at our cost plus a mark-up in the low double digits pursuant to a clinical supply agreement to be entered into within 120 days of the date of the Collaboration Agreement. NovaMedica has agreed to supervise and maintain sales representatives for the commercialization of any product candidates approved for sale in the Covered Territory. Within 90 days of receipt of FDA approval for the use of any product candidate, we are obligated to enter into a commercial supply agreement with NovaMedica for the supply of such candidate on terms to be negotiated by the parties. In the Collaboration Agreement, the parties also agreed to customary terms and conditions, including the ownership and use of intellectual property, rights to information, prosecution of patent rights, rights under third-party agreements, confidentiality and indemnification obligations and mechanisms for the resolution of disputes. The Collaboration Agreement expires on the earlier of three years following the first commercial sale of a product candidate in the Covered Territory or nine years from the date of effectiveness and terminates upon the termination of the Tech Transfer Agreement. NovaMedica also has the right to terminate the Collaboration Agreement at any time at its convenience upon 90 days prior written notice.

Facilities

Our corporate headquarters are located in Basking Ridge, New Jersey, where we lease 18,237 square feet of office space. In April 2014, we entered into a six-year lease agreement for this facility. We are actively marketing this space for assignment or sublet as we no longer need this space. As of December 31, 2014 the lease on our lab facility in Durham, North Carolina expired and this space has been returned to the landlord. In May 2013, we entered into a three-year lease agreement for 1,657 square feet of administrative office space in Durham, North Carolina. This lease is current and active.

Employees

As of December 31, 2014, we had a total of 4 employees all of whom are full time employees and work in New Jersey. None of our employees are represented by a labor union and we consider our employee relations to be good. We engage consultants as required to provide critical support services in accounting and IT.

Corporate Information

We were incorporated in Delaware under the name Quartet Biosciences, Inc. in December 2001 and changed our name to Regado Biosciences, Inc. in March 2003. Our principal executive offices are located at 106 Allen Road, Basking Ridge, New Jersey 07920, and our telephone number is (908) 580-2100. Our website address is www.regadobio.com. On our website, investors can obtain, free of charge, a copy of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, as soon as reasonably practicable after we file such material electronically with, or furnish it to, the Securities and Exchange Commission. None of the information posted on our website is incorporated by reference into this Annual Report.

Item 1A. Risk Factors

Except for the historical information contained herein or incorporated by reference, this Annual Report and the information incorporated by reference contains forward-looking statements that involve risks and uncertainties. These statements include projections about our accounting and finances, plans and objectives for the future, future operating and economic performance and other statements regarding future performance. These statements are not guarantees of future performance or events. Our actual results may differ materially from those discussed here. Factors that could cause or contribute to differences in our actual results include those discussed in the following section, as well as those discussed in Part II, Item 7 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere throughout this Annual Report and in any other documents incorporated by reference into this Annual Report. You should consider carefully the following risk factors, together with all of the other information included or incorporated in this Annual Report. Each of these risk factors, either alone or taken together, could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock. There may be additional risks that we do not presently know of or that we currently believe are immaterial which could also impair our business and financial position.

Risks Relating to the Company and its Operations

We have a history of operating losses and cannot give assurance of future revenues or operating profits; investors may lose their entire investment.

We have incurred net losses in all prior reporting periods, including net losses of $67.1 million during the twelve months ended December 31, 2014. As of December 31, 2014, we had an accumulated deficit of $212.1 million. To date, we have not commercialized any products or generated any revenues from the sale of products, and absent the realization of sufficient revenues from product sales, we may never attain profitability in the future. Our losses have resulted principally from costs incurred in our discovery and development activities.

We have announced entry into the Merger Agreement with Tobira. Should the Merger or the other transactions contemplated by the Merger Agreement not be successfully completed we may never achieve or sustain profitability on a quarterly or annual basis or return value to our stockholders. Our failure to become and remain profitable would depress the market price of our common stock and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations. If we continue to suffer losses as we have in the past, investors may not receive any return on their investment and may lose their entire investment.

We have substantially suspended all clinical development activities and our review of a possible transaction with respect to one or more of our clinical development programs is uncertain.

In September 2014, we announced plans to suspend all clinical development activities. Consistent with this announcement, we have substantially suspended all clinical development activities with a goal of conserving capital and maximizing value returned to our stockholders. As a result of our September 2014 announcement, we recorded $10.2 million of non-cash impairment charges related to our other current asset and intangible assets and $2.6 million in accrued severance for the twelve months ended December 31, 2014. Our process to identify and evaluate potential business alternatives includes a review of the possible sale or disposition of one or more of our clinical candidates or other assets. There can be no assurance that our process to identify and evaluate potential business alternatives will result in any definitive offer to acquire our clinical development programs, or if made what the terms thereof will be or that any other transaction involving our clinical development programs will be approved or consummated. If any definitive offer to acquire our clinical development programs is made, there can be no assurance that a definitive agreement will be executed or that, if a definitive agreement is executed, the transaction will be consummated. In addition, there can be no assurance that any transaction, involving our candidates and/or other assets, that is consummated would deliver the anticipated benefits or enhance stockholder value.

Our insurance policies are expensive and protect us only from some business risks, which will leave us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability, employment practices liability, property, auto, workers’ compensation, products liability, clinical trial and directors’ and officers’ insurance. Operating as a public company makes it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers. We do not know, however, if we will be able to maintain existing insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our cash position and results of operations.

Risks Relating to the Proposed Merger Transaction

The announcement and pendency of the Merger could have an adverse effect on our stock price and/or the business, financial condition, results of operations, or business prospects of our company.

While there have been no significant adverse effects to date, the announcement and pendency of the Merger could disrupt our businesses in the following ways, among others:

•	third parties may seek to terminate and/or renegotiate their relationships with us as a result of the Merger, whether pursuant to the terms of their existing agreements with us or otherwise; and

•	the attention of our management may be directed toward the completion of the Merger and related matters and may be diverted from the day-to-day business operations of their respective companies, including from other opportunities that might otherwise be beneficial to us.

Should they occur, any of these matters could adversely affect our stock price or harm our financial condition, results of operations, or business prospects.

The conditions under the Merger Agreement to Tobira’s consummation of Merger may not be satisfied at all or in the anticipated timeframe.

The obligation of Tobira to complete the Merger is subject to certain conditions, including the expiration or termination of any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under applicable antitrust regulations, the approval by our stockholders and Tobira’s stockholders of certain matters and other customary closing conditions, including, among other things, the accuracy of the representations and warranties, subject to certain materiality qualifications, compliance by the parties with their respective covenants and no law or order preventing the Merger and related transactions. These conditions are described in more detail in the Merger Agreement, as amended, which is filed as Exhibits 2.1 and 2.2 hereto and incorporated herein by reference.

We intend to pursue all required approvals in accordance with the Merger Agreement. However, no assurance can be given that the required approvals will be obtained and, even if all such approvals are obtained, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the Merger Agreement.

The Merger Agreement restricts our ability to pursue alternatives to the Merger and requires us to pay a termination fee to Tobira if we do.

The Merger Agreement contains non-solicitation provisions that, subject to limited exceptions, restrict our ability to initiate, solicit or encourage or take any action to discuss or accept a competing third party proposal. Although our board of directors is permitted to change its recommendation that shareholders approve the matters relating to the proposed Merger if it determines in good faith that these actions are reasonably likely to be required to comply with its fiduciary duties and certain other conditions, doing so in specified situations would require us to pay a termination fee to Tobira of up $2.0 million. Furthermore, we will have to pay Tobira’s out-of-pocket expenses, including all fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors arising out of, in connection with, or related to the Merger, up to a maximum of $250,000 in the aggregate, if the Merger Agreement is terminated under certain circumstances.

Additionally, these non-solicitation provisions could discourage a potential acquirer that might have an interest in acquiring all or a significant part of our company from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration contemplated by the Merger Agreement or might result in a potential competing acquirer proposing to pay a lower per share price to acquire our company than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

If our announced proposed transactions with Tobira contemplated by the Merger Agreement are not successful, our Board of Directors may decide to pursue a dissolution and liquidation of our company.

There can be no assurance that the previously announced proposed transactions with Tobira will be successful. If no transactions with respect to potential business alternatives are identified and completed, our Board of Directors may decide to pursue a dissolution and liquidation of our company. If our Board of Directors were to approve and recommend, and our stockholders were to approve, a dissolution and liquidation of our company, we would be required under Delaware corporate law to pay our outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to our stockholders. Our commitments and contingent liabilities may include (i) obligations under our outstanding indebtedness; (ii) obligations under our employment and separation agreements with certain members of its management that provide for severance and other payments following a termination of employment occurring for various reasons, including a change in control of our company, (iii) other various claims and legal actions arising in the ordinary course of business and (iv) non-cancelable lease obligations. As a result of this requirement, a portion of our assets may need to be reserved pending the resolution of such obligations. In addition, we may be subject to litigation or other claims related to a dissolution and liquidation of our company. If a dissolution and liquidation were pursued, our Board of Directors, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of our common stock may lose their entire investment in the event of a bankruptcy, liquidation, dissolution or winding up of our company.

Risks Relating to the Combined Company if the Tobira Merger is Completed

The integration of Regado and Tobira following the Merger will require significant resources and may not be successful.

There is no history of Regado and Tobira as a combined company. Additionally, various decisions regarding management restructuring, operational staffing and reporting systems following the Merger have not yet been finalized. As a result, there can be no guarantee that Regado and Tobira will operate together successfully as a combined company. Integration of the companies and consolidation of their operations will require considerable management time, which could result in the diversion of management resources from other important matters.

The failure to integrate successfully the businesses of Tobira and Regado in the expected timeframe could adversely affect the combined company’s future results following the completion of the Merger.

The success of the Merger will depend, in large part, on the ability of the combined company following the completion of the Merger to realize the anticipated benefits from combining the businesses of Regado and Tobira. The continued operation of the two companies will be complex.

The failure to integrate successfully and to manage successfully the challenges presented by the integration process may result in the combined company’s failure to achieve some or all of the anticipated benefits of the Merger.

Potential difficulties that may be encountered in the integration process include the following:

•	using the combined company’s cash and other assets efficiently to develop the business of the combined company;

•	appropriately managing the liabilities of the combined company;

•	potential unknown or currently unquantifiable liabilities associated with the Merger and the operations of the combined company;

•	potential unknown and unforeseen expenses, delays or regulatory conditions associated with the Merger; and

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Merger and integrating the companies’ operations.

The Merger will result in changes to the Tobira and Regado Board of Directors that may affect the combined company’s operations.

If the parties complete the Merger, the composition of the Regado Board will change in accordance with the Merger Agreement. Following the completion of the Merger, Regado’s Board will consist of nine members and will be comprised of six representatives of Tobira and three representatives of Regado, with Regado’s current chairman of the board of directors, Dennis Podlesak, continuing to act as chairman of the board of Tobira following the Merger. This new composition of the Board may affect the business strategy and operating decisions of the combined company upon completion of the Merger.

Regado and Tobira have incurred substantial expenses in connection with the Merger.

Regado and Tobira have each incurred and will incur additional substantial expenses in connection with the transactions contemplated by the Merger Agreement, whether or not the Merger is completed. These costs include fees for financial advisors, attorneys and accountants, filing fees and financial printing costs. If the Merger is not consummated, each party will be responsible for its own expenses, which are not reimbursable (except in limited circumstances) in the event the Merger does not occur. Upon completion of the Merger, the amount of transaction costs will, in effect, reduce the cash reserves available for the combined enterprise to pursue its plan of business.

The operations of Regado and Tobira may be adversely affected by the Merger.

Regado and Tobira will be subject to various risks following the consummation of the Merger, including:

•	interruption of the operations of the combined companies; and

•	anticipated and unanticipated costs relating to additional administrative or operating expenses of each business.

These and other factors could adversely affect Tobira’s and Regado’s combined business and operating results.

Risks Relating to the Development and Regulatory Approval of Our Product Candidates

Following the termination of the REGULATE-PCI trial, we have terminated development on all of our product candidates, and may not be able to identify any additional product candidates for development in the future.

We terminated development on all of our product candidates as part of the Company’s decision to focus resources on three principal activities following the termination of the REGULATE-PCI trial: completion of the final closure of the REGULATE-PCI trial and analysis of the unblinded database from the trial, diligence activities associated with thoroughly exploring potential business alternatives, and the Company’s compliance activities associated with being a public company in good regulatory standing. As a result, we have initiated a process to identify and evaluate potential business alternatives. If this process is not successful in identifying any additional product candidates for development, then we would be unable to generate revenue through product sales and our business would be harmed.

Risks Relating to Our Intellectual Property

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection.

Our commercial success will depend in part on obtaining and maintaining proprietary rights important to our business, as well as successfully defending and enforcing those proprietary rights if challenged. The procurement, defense and enforcement of intellectual property rights involve complex legal and factual questions. Changes in either the patent laws or in interpretations of patent laws in the United States and foreign jurisdictions may diminish the value of our intellectual property. Laws relating to patent rights continue to evolve in the United States and foreign jurisdictions, as does their interpretation by national patent offices and judicial systems, creating some uncertainty for patent applicants, patent owners and licensees.

Our ability to stop third parties from using our technology or making, using, selling, offering to sell or importing our products is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. If any patent we currently or in the future may own or license is deemed invalid or unenforceable, it could impact our commercial success. We cannot predict the breadth of claims that may be issued from any patent applications we currently or may in the future own or license from third parties.

The degree of future protection our proprietary rights may afford is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•	others may be able to make, use, sell, offer to sell or import products that are similar to our product candidates but that are not covered by the claims of our patents;

•	we might not have been the first to make the inventions covered by our patent portfolio;

•	we might not have been the first to file patent applications for these inventions;

•	others may independently develop similar or alternative technologies or duplicate any of our technologies in a manner that does not violate our trade secrets;

•	our proprietary rights may not provide us with any competitive advantages;

•	we may not develop additional technologies or products that are patentable or suitable to maintain as trade secrets; or

•	the proprietary rights of others may have an adverse effect on our business.

As of December 31 2014, we are the owner of record of at least eight issued or allowed U.S. patents and at least seven issued or allowed non-U.S. patents, as well as the licensee of at least ten issued or allowed U.S. patents and at least thirteen issued or allowed non-U.S. patents. We had been actively pursuing at least an additional 10 U.S. patent applications, of which five are provisional and five are non-provisional, at least three international patent applications and at least 38 non-U.S. patent applications in at least twelve jurisdictions as the owner of record, in addition to at least two U.S. patent applications and at least 11 non-U.S. patent applications under license. We do not expect to continue spending money on new patents except in limited situations, and will only spend sufficient funds to maintain existing patents of perceived value.

We also may rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. Our ability to stop third parties from making, using, selling, offering to sell or importing our products or practicing our technology is dependent in part upon the extent to which we have rights in enforceable trade secrets that cover these activities. Trade secret rights can be lost through disclosure to third parties. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our trade secrets to third parties, resulting in loss of trade secret protection. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how, which would not constitute a violation of our trade secret rights. Enforcing a claim that a third party is engaged in the unlawful use of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, recognition of rights in trade secrets and a willingness to enforce trade secrets may differ in certain jurisdictions.

Risks Relating to Ownership of Our Common Stock

We and certain of our directors have been named as defendants in a purported securities class action lawsuit. This lawsuit, could result in substantial damages, divert management’s time and attention from our business, and have a material adverse effect on our results of operations. This lawsuit and any other lawsuits to which we are subject will be costly to defend or pursue and are uncertain in their outcome.

Securities class action and derivative litigation has often been brought against companies, including many biotechnology companies, which experience volatility in the market price of their securities. This risk is especially relevant for us because biotechnology and biopharmaceutical companies often experience significant stock price volatility in connection with their product development programs.

On February 2, 2015, a purported shareholder of the Company filed a putative class-action lawsuit (captioned Maiman v. Regado Biosciences, Inc., Case No. 10606-CB) in the Court of Chancery for the State of Delaware, challenging the proposed stock-for-stock Merger of the Company with Tobira. The complaint names as defendants: (i) each member of the Company’s Board of Directors, (ii) the Company, (iii) Tobira, and (iv) Landmark Merger Sub Inc. Plaintiff alleges that the Company’s directors breached their fiduciary duties to the Company’s stockholders by, among other things, (a) agreeing to merge the Company with Tobira for inadequate consideration, (b) implementing a process that was distorted by conflicts of interest, and (c) agreeing to certain provisions of the Merger Agreement that are alleged to favor Tobira and deter alternative bids. Plaintiff also generally alleges that the entity defendants aided and abetted the purported breaches of fiduciary duty by the directors. Plaintiff seeks an injunction against the consummation of the Merger and an award of costs and expenses, including a reasonable allowance for attorneys’ and experts’ fees. The Company believes the litigation is without merit.

It is possible that additional suits will be filed, or allegations received from stockholders, with respect to these same or other matters and also naming us and/or our officers and directors as defendants. This lawsuit and any other related lawsuits are subject to inherent uncertainties, and the actual defense and disposition costs will depend upon many unknown factors. The outcome of this lawsuit is necessarily uncertain. We could be forced to expend significant resources in the defense of this suit and we may not prevail. In addition, we may incur substantial legal fees and costs in connection with this lawsuit. We currently are not able to estimate the possible cost to us from these matters, as this lawsuit is currently at an early stage, and we cannot be certain how long it may take to resolve these matters or the possible amount of any damages that we may be required to pay. We have not established any reserve for any potential liability relating to this lawsuit. It is possible that we could, in the future, incur judgments or enter into settlements of claims for monetary damages. A decision adverse to our interests on this action could result in the payment of substantial damages, or possibly fines, and could have a material adverse effect on our cash flow, results of operations and financial position. While the Company has D&O insurance, there is no assurance that the coverage will be sufficient.

The price of our common stock has been, and may continue to be, volatile.

Historically, the market price of our common stock has fluctuated over a wide range, and it is likely that the price of our common stock will continue to be volatile in the future. The market price of our common stock could be impacted due to a variety of factors, including, in addition to global and industry-wide events:

•	the successful completion of the Merger;

•	the losses we may incur;

•	developments in patent or other proprietary rights owned or licensed by us, our collaborative partners or our competitors;

•	public concern as to the safety and efficacy of products developed by us or others; and

•	litigation

In addition, due to one or more of the foregoing factors in one or more future quarters, our results of operations may fall below the expectations of securities analysts and investors. In that event, the market price of our common stock could materially decline.

Our executive officers, directors and principal stockholders will have the ability to control all matters submitted to our stockholders for approval.

Our executive officers, directors and stockholders who beneficially owned more than 5% of our common stock, in the aggregate, beneficially own shares representing approximately 60% of our common stock as estimated as of December 31, 2014. As a result, if these stockholders were to choose to act together, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, will control the election of directors and approval of any merger, consolidation, sale of all or substantially all of our assets or other business combination or reorganization. This concentration of voting power could delay or prevent an acquisition of us on terms that other stockholders may desire. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may delay or prevent a merger, acquisition or other change of control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions include:

•	classifying our board of directors into three classes;

•	authorizing the issuance of “blank check” convertible preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	limiting the removal of directors by the stockholders;

•	requiring a supermajority vote of stockholders to amend our certificate of incorporation or bylaws;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

•	establishing Delaware as the exclusive jurisdiction for certain stockholder litigation against us

In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, who are responsible for appointing the members of our management team. In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits, with some exceptions, stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us. Although we believe these provisions together provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders.

You may be diluted by exercises of outstanding options and warrants.

As of December 31, 2014, we had outstanding options to purchase an aggregate of 3,839,122 shares of our common stock at a weighted average exercise price of $4.68 per share and warrants to purchase an aggregate of 9,356 shares of our common stock at a weighted average exercise price of $12.02 per share. The exercise of such outstanding options and warrants will result in dilution of your investment. In addition, as described below, you may experience additional dilution if we issue common stock in the future. As a result of this dilution, you may receive significantly less than the full purchase price you paid for the shares in the event of liquidation.

If we are unable to satisfy the continued listing requirements of The NASDAQ Stock Market, or NASDAQ, our common stock could be delisted and the price and liquidity of our common stock may be adversely affected.

Our common stock may lose value and our common stock could be delisted from NASDAQ due to several factors or a combination of such factors. While our common stock is currently listed on The NASDAQ Stock Market, there can be no assurance that we will be able to maintain such listing. To maintain the listing of our common stock on The NASDAQ, we are required to meet certain listing requirements, including, among others, a requirement to maintain a minimum closing bid price of $1.00 per share. If our common stock trades below the $1.00 minimum closing bid price requirement for 30 consecutive business days or if we do not meet other listing requirements, we may be notified by NASDAQ of non-compliance. Our common stock has recently closed below $1.00 per share and on December 22nd the Company received a deficiency letter from the NASDAQ, indicating that, based on the Company’s closing bid price for the last 30 consecutive business days, the Company did not comply with the minimum bid price requirement of $1.00 per share. We regained compliance following the announcement of our Merger Agreement with Tobira because our common stock traded above $1.00 per share for ten consecutive business days during the 180 days following notice of non-compliance. There can be no assurance that the per share trading price of our common stock will remain above $1.00 per share or that we will be able to continue to meet other listing requirements. If our common stock is delisted, market liquidity for our common stock could be severely affected, our stockholders’ ability to sell their shares of our common stock could be limited and we may fail to meet all conditions required to close our pending Merger with Tobira. In addition, our common stock could be subject to “penny stock” rules which impose additional disclosure requirements on broker-dealers and could further negatively impact our market liquidity for our common stock and our stockholders’ ability to sell their shares of our common stock. Accordingly, a delisting of our common stock from NASDAQ would negatively affect the value of our common stock. Delisting could also have other negative results, including, but not limited to, the loss of institutional investor interest.

We are incurring significantly increased costs and devote substantial management time as a result of operating as a public company and such costs are likely to increase particularly after we are no longer an “emerging growth company.”

As a public company, we are incurring significant legal, accounting and other expenses that we did not incur as a private company. For example, we are required to comply with certain of the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the Securities and Exchange Commission, and NASDAQ , our stock exchange, including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these requirements has increased and will continue to increase our legal and financial compliance costs and will make some activities more time consuming and costly. In addition, our management and other personnel need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.

However, for as long as we remain an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an “emerging growth company.”

Under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

We are an “emerging growth company,” and will be able take advantage of reduced disclosure requirements applicable to “emerging growth companies,” which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

We do not anticipate paying cash dividends on our common stock, and accordingly, stockholders must rely on stock appreciation for any return on their investment.

We have never declared or paid any cash dividend on our common stock and do not anticipate paying cash dividends on our common stock in the future. Our Loan Agreement with Comerica Bank prohibits us from paying cash dividends. As a result, the only return to stockholders will be appreciation in the price of our common stock, which may never occur. Investors seeking cash dividends should not invest in our common stock.

We may be subject to securities litigation, which is expensive and could divert management attention.

Our stock price has fluctuated in the past and may be volatile in the future, and in the past, companies that have experienced volatility in the market price of their stock have been subject to an increased incidence of securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Item 1B.	Unresolved Staff Comments

None.

Item 2.	Properties

Our corporate headquarters are located in Basking Ridge, New Jersey, where we lease 18,237 square feet of office space. In April 2014, we entered into a six-year lease agreement for that facility. We are actively marketing this space. As of December 31, 2014 the lease on our lab facility in Durham, North Carolina expired and this space has been returned to the landlord. In May 2013, we entered into a three-year lease agreement for 1,657 square feet of administrative office space in Durham, North Carolina. This lease is current and active.

Item 3.	Legal Proceedings

On July 10, 2014, the first of two purported securities class action lawsuits was commenced in the United States District Court for the District of New Jersey, naming as defendants us and certain of our officers and directors. The lawsuits, which were consolidated on September 26, 2014, alleged violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 in connection with allegedly false and misleading statements made by us related to our Phase 3 trial of Revolixys in patients undergoing certain percutaneous coronary intervention procedures. Plaintiffs alleged, among other things, that we failed to disclose facts related to the potential risk of several allergic reactions following the administration of Revolixys and therefore made false or misleading statements about Revolixys’ safety. This consolidated lawsuit was dismissed without prejudice on December 10, 2014.

On February 2, 2015, a purported shareholder of the Company filed a putative class-action lawsuit (captioned Maiman v. Regado Biosciences, Inc., Case No. 10606-CB) in the Court of Chancery for the State of Delaware, challenging the proposed stock-for-stock Merger of the Company with Tobira. The complaint names as defendants: (i) each member of the Company’s Board of Directors, (ii) the Company, (iii) Tobira, and (iv) Landmark Merger Sub Inc. Plaintiff alleges that the Company’s directors breached their fiduciary duties to the Company’s stockholders by, among other things, (a) agreeing to merge the Company with Tobira for inadequate consideration, (b) implementing a process that was distorted by conflicts of interest, and (c) agreeing to certain provisions of the Merger Agreement that are alleged to favor Tobira and deter alternative bids. Plaintiff also generally alleges that the entity defendants aided and abetted the purported breaches of fiduciary duty by the directors. Plaintiff seeks an injunction against the consummation of the Merger and an award of costs and expenses, including a reasonable allowance for attorneys’ and experts’ fees. The Company believes the litigation is without merit.

In addition, from time to time and in the ordinary course of business, we are subject to various other claims, charges and litigation.

Item 4.	Mine Safety Disclosures

Not applicable

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information for Common Stock

Our common stock has been listed on the NASDAQ Capital Market under the symbol “RGDO” since August 22, 2013. Prior to that time, there was no public market for our stock. The following table sets forth for the indicated periods the high and low intra-day sales prices per share for common stock on the NASDAQ Capital Market.

	High	Low
Third Quarter 2013	$9.39	$4.27
Fourth Quarter 2013	$7.10	$4.41
First Quarter 2014	$14.10	$4.80
Second Quarter 2014	$13.39	$4.95
Third Quarter 2014	$7.02	$0.96
Fourth Quarter 2014	$1.19	$0.80

Holders

As of February 6, 2015, there were approximately 21 stockholders of record of our common stock. On February 6, 2015 the reported closing price of our common stock, as reported on the NASDAQ Capital Market, was $1.16 per share.

Dividend Policy

We have never declared or paid any cash dividends on our common stock, and currently do not plan to declare cash dividends on shares of our common stock in the foreseeable future. We expect that we will retain all of our available funds and future earnings, if any, for use in the operation and expansion of our business. Our loan agreement with Comerica Bank prohibits us from paying cash dividends on our common stock and the terms of any future loan agreement we enter into or any debt securities we may issue are likely to contain similar restrictions on the payment of dividends. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, restrictions imposed by applicable law, our overall financial condition and any other factors deemed relevant by our board of directors.

Recent Sales of Unregistered Securities

On February 5, 2014, we sold 4,000,000 shares of our common stock at a purchase price of $5.00 per share to certain accredited and institutional investors (the “2014 Private Placement”) for net proceeds of approximately $ 18.6 million. On March 21, 2014 we effected an exchange of the 2,000,000 shares of our common stock purchased by certain of the investors in the 2014 Private Placement for 10,000 shares of newly designated Series F Convertible Preferred Stock (the “Series F”), with a stated value of $1,000 per share, each share of which was convertible into 200 shares of our common stock (subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock). The 2014 Private Placement and related exchange were each effected in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 6.	Selected Financial Data

Per §229.301 of Regulation S-K, the Company, designated a Smaller Reporting Company as defined in Section §229.10(f)(1) of Regulation S-K, is not required to provide the disclosure required by this Item.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to help the reader understand the results of operations and financial condition of the Company. The Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended December 31, 2014. In addition to historical information, this Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. See “Cautionary Note Regarding Forward-Looking Statements” in this report. Our actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under the “Part I – Item 1A Risk Factors” section and elsewhere in this report, as well as, in other reports and documents we file with the Securities and Exchange Commission from time to time. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this Annual Report on Form 10-K.

Overview

We are a biopharmaceutical company that has been focused on the discovery and development of novel, actively controllable antithrombotic drug systems for acute and sub-acute cardiovascular indications. On August 25, 2014, we announced the permanent termination of enrollment in our REGULATE-PCI phase 3 trial for our lead program, Revolixys™ Kit, formerly known as REG1. The decision was made based on a recommendation from the trial’s Data and Safety Monitoring Board, or DSMB, following their analysis of the data from the first approximately 3,250 patients enrolled in what was intended to be a 13,200-patient trial comparing the safety and efficacy of Revolixys Kit with bivalirudin. Prior to the substantial suspension of our clinical development activities, we were conducting the REGULATE-PCI trial to evaluate Revolixys™ Kit, a two-component system consisting of pegnivacogin, an anticoagulant aptamer specifically targeting coagulation Factor IXa, and its complementary oligonucleotide active control agent, anivamersen. Revolixys was being developed for use in patients with a wide variety of acute coronary syndromes, or ACS, undergoing a percutaneous coronary intervention, or PCI, a hospital-based procedure used to mechanically open or widen obstructed coronary arteries.

In September 2014, we announced that our Board of Directors retained MTS Health Partners, L.P., or MTS, and Cowen & Company, LLC, or Cowen, to act as financial advisors in connection with our exploration of potential business alternatives. In addition, the Company, announced the restructuring activities described in Note 7 to the financial statements to reduce costs following the termination of the REGULATE-PCI trial as part of the Company’s decision to focus resources on three principal activities following the termination of the trial: completion of the final closure of the REGULATE-PCI trial and analysis of the unblinded database from the trial, diligence activities associated with thoroughly exploring potential business alternatives, and the Company’s compliance activities associated with being a public company in good regulatory standing.

We completed our initial public offering (“IPO”) in August 2013. Inclusive of the underwriters’ exercise of the over-allotment option in connection with the IPO in September 2013, we issued 11,671,500 shares of common stock at a price of $4.00 per share, resulting in net proceeds of approximately $41.1 million, after deducting underwriting discounts of $3.3 million and offering costs of $2.3 million. Pursuant to the IPO, all shares of convertible preferred stock then outstanding automatically converted into an aggregate of 9,396,767 shares of common stock.

In early 2014, we sold 4,000,000 shares of our common stock at a purchase price of $5.00 per share to certain accredited and institutional investors (the “2014 Private Placement”) for net proceeds of approximately $18.6 million. In March 2014 we effected an exchange of 2,000,000 of the shares of our common stock purchased by certain of the investors in the 2014 Private Placement for 10,000 shares of newly designated Series F Convertible Preferred Stock (the “Series F”), with a stated value of $1,000 per share, each share of which is convertible into 200 shares of our common stock (subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock).

In April 2014, we consummated an underwritten public offering of 10,000,000 shares of our common stock (the “April 2014 Offering”) at a price of $6.00 per share or $5.64 per share after deducting underwriting discounts and commissions. Upon the underwriters’ exercise of the over-allotment option in connection with this offering, we issued an additional 279,461 shares of common stock resulting in total net proceeds to us of approximately $57.5 million after deducting underwriting discounts of $3.7 million and offering costs of $0.5 million.

We are not profitable and do not expect to be profitable in the foreseeable future. We have suffered negative cash flows from operating activities of $52.7 million for the year ended December 31, 2014. We have an accumulated deficit of approximately $212.1 million for the year ended December 31, 2014. We have devoted most of our financial resources to research and development, including our preclinical development activities and clinical trials. We have not completed development of any product candidate and we have therefore not generated any revenues from product sales. Since we have ceased our product development activities, we will not have any revenues for the foreseeable future. Also, we will continue to incur expenses from the wind down of the clinical operations and general and administrative costs associated with running the company. As a result, we expect to continue to incur net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital. As of December 31, 2014, we had approximately $51.6 million of cash and cash equivalents. In September 2014, we implemented a workforce reduction plan described in Note 7 to the financial statements and other cost-cutting measures in an attempt to extend our cash resources as long as possible, though there are no assurances that such efforts will be effective. Following the restructuring described in Note 7, and assuming that a transaction involving a potential business alternative is not consummated, we anticipate that our cash resources will be sufficient to fund our reduced operations for the foreseeable future. This forecast of cash resources is forward-looking information that involves risks and uncertainties, and the actual amount of our expenses over the next twelve months could vary materially and adversely as a result of a number of factors, including the risks and uncertainties set forth in Item 1A under the heading “Risk Factors” of this Annual Report on Form 10-K.

Recent Developments

On January 14, 2015, the Company announced that it had entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Tobira Therapeutics, Inc., a Delaware corporation (“Tobira”), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics to treat liver disease, human immunodeficiency virus, fibrosis and inflammation, Landmark Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger Sub”) and, solely with respect to Section 5.14 of the Merger Agreement, Brent Ahrens, as the agent of Tobira’s stockholders.

Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by the Company’s stockholders and Tobira’s stockholders, the Merger Sub will be merged with and into Tobira (the “Merger”), with Tobira surviving the Merger as a wholly-owned subsidiary of the Company. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

At the effective time of the Merger, but subject to the escrow provisions described below: (a) each outstanding share of Tobira’s common stock will be converted into and exchanged for the number of shares of the Company’s common stock (the “Company Common Stock”) equal to the exchange ratio described below; (b) each outstanding Tobira stock option will be assumed by the Company; and (c) certain warrants to acquire Tobira capital stock will be assumed by the Company.

Under the exchange ratio formula in the Merger Agreement, immediately after the Merger, but excluding the effect of any financing (as described below), the former Tobira securityholders are expected to own approximately 68% of the aggregate number of shares of the Company Common Stock, and the stockholders of the Company immediately prior to the Merger (the “Company Stockholders”) are expected to own approximately 32% of the aggregate number of shares of the Company Common Stock (on a fully diluted basis). This exchange ratio will be adjusted to the extent the Company’s net cash at closing is greater or less than $38 million.

Following the Merger, Tobira’s Chief Executive Officer, Laurent Fischer, M.D., will be the Company’s Chief Executive Officer, and the Company’s corporate headquarters will be relocated to 701 Gateway Blvd, Suite 300, South San Francisco, CA 94080. Additionally, following the Merger, the board of directors of the Company will consist of nine seats and will be comprised of six representatives of Tobira and three representatives of the Company, with the Company’s current chairman of the board of directors, Dennis Podlesak, continuing to act as chairman of the board of the Company following the Merger.

The Merger Agreement contains customary representations, warranties and covenants made by the Company and Tobira, including covenants relating to obtaining the requisite approvals of the stockholders of the Company and Tobira, indemnification of directors and officers, the Company’s and Tobira’s conduct of their respective businesses between the date of signing the Merger Agreement and the closing of the Merger and a covenant by the Company to, following the closing of the Merger, file a registration statement on Form S-3 to register the resale of the shares of Company Common Stock issued pursuant to the Merger Agreement.

The authorization and issuance of the shares of Company Common Stock in the Merger and in the financing described below, amendments of the Company charter related to changing the name of the Company and a potential five to one reverse stock split are subject to approval by the Company’s stockholders. The Merger is subject to other customary closing conditions, including, among other things, the accuracy of the representations and warranties, subject to certain materiality qualifications, compliance by the parties with their respective covenants and no law or order preventing the Merger and related transactions.

The Merger Agreement may be terminated by either party under certain circumstances, including, among others: (i) if the closing has not occurred by the six-month anniversary of the Merger Agreement; (ii) if a court or other governmental entity has issued a final and non-appealable order prohibiting the closing; (iii) if the Company’s or Tobira’s stockholders fail to approve the transaction; (iv) upon a material uncured breach by the other party that would result in a failure of the conditions to the closing; or (v) in the event of a material adverse event. Upon termination of the Merger Agreement for a party’s failure to obtain the approval of its stockholders, such party is obligated to pay the other party a termination fee of $1 million plus reimburse the other party’s fees and expenses up to $250,000. If such party enters into an agreement relating to an Acquisition Transaction (as defined in the Merger Agreement) or consummates an Acquisition Transaction within 12 months following a termination for the failure to obtain stockholder approval, such party is obligated to pay an additional $1 million to the other party. In addition, if the Merger Agreement is terminated due to certain breaches of the Merger Agreement, the breaching party is obligated to reimburse up to $250,000 of the other party’s fees and expenses.

Financial Operations Overview

Research and Development

Prior to the suspension of our clinical development activities, our research and development activity was focused on conducting a Phase III trial for our lead product candidate, Revolixys™ Kit, formerly known as REG1, a two-component system consisting of pegnivacogin, an anticoagulant aptamer specifically targeting coagulation Factor IXa, and its complementary oligonucleotide active control agent, anivamersen. Our research and development expenses consist of the costs associated with our research and discovery activities, conducting preclinical studies and clinical trials and activities related to regulatory filings. Our research and development expenses consist of:

•	employee salaries and related expenses, which include all compensation benefits for the personnel involved in our drug discovery and development activities, including stock based compensation;

•	external research and development expenses incurred under agreements with third party AROs and CROs and investigative sites;

•	clinical trial supplies when used or upon determination that they have no alternative future use and clinical trial supplies shipped to clinical sites for use in clinical studies;

•	license fees for and milestone payments related to in-licensed products and technologies; and

•	overhead costs related to facilities, depreciation, and supplies.

Historically we have expensed research and development costs as incurred, with the exception of materials purchased and/or manufactured for use in clinical trials which we capitalized. Clinical trial supplies are comprised of materials that will be used in our clinical trials that also have an alternative future use in either ongoing or future clinical research or development projects. Capitalized clinical trial supplies that are determined to be unsuitable for future use are immediately expensed to research and development; otherwise, clinical trial supplies are expensed to research and development when shipped to clinical sites for use in clinical studies or when used in other research and development projects. As of December 31, 2014, all such costs had been expensed. Costs for clinical agreements, including ARO and CRO contracts, are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in our financial statements as prepaid or accrued expenses.

Conducting a significant amount of research and development had been central to our business model and results. We have suspended our research and development activities and are in the process of completing necessary regulatory activities relative to the projects conducted to date. As a result, subject to completion of our Merger with Tobira, we expect our research and development expenses to decrease in future periods for the foreseeable future.

We track direct external development expenses and direct personnel expenses on each indication for our product candidates. Substantially all of our research and development expenses for Revolixys have related to its initial indication, though prior to the termination of the REGULATE-PCI trial, we also expected certain of the data obtained to support the development of additional Revolixys indications as well as REG2, an additional pipeline opportunity involving an extended release formulation of pegnivacogin that we had also been pursuing prior to the termination of the REGULATE-PCI trial. Indirect expenses, such as, overhead costs related to facilities, depreciation, and small supplies are not allocated to specific product candidates or indications. The following table is a summary of our research and development expenses for the years ended December 31, 2014 and 2013 (in thousands):

	Years ended December 31
	2014	2013
REG1	$52,927	$23,800
REG3	118	516
REG2	1	507
Other	282	24

Total direct expenses	53,328	24,847
Indirect expenses	1,598	1,695

Total research and development expense	$54,926	$26,542

General and Administrative Expenses

General and administrative expenses consist principally of salaries and related benefit costs, including stock-based compensation for administrative personnel. Other general and administrative expenses include facility costs, and professional fees for legal, consulting, auditing and tax services. We also incurred substantial legal costs in defense of the litigation against us, which was resolved in the fourth quarter of 2014 subject to completion of our Merger with Tobira. We anticipate that our general and administrative expenses will decrease in future periods following the workforce reduction plan announced in September 2014 (see Note 7 to the financial statements). This reduction will likely be offset by increased spending in support of the identification, evaluation and consummation of potential business alternatives, including, for instance, our pending Merger with Tobira.

Interest Income (Expense)

Interest income consists of interest earned on our cash and cash equivalents. We expect our interest income earned on cash and cash equivalents to remain relatively constant or to decrease slightly based on our spending to consummate our merger with Tobira.

Interest expense in 2014 consisted of fair value adjustments related to our warrant liability, amortization of financing fees and interest charges related to the Comerica Loan. Interest expense in 2013 related to interest incurred on our MidCap loan, Comerica Loan and fair value adjustments related to our warrant liability and the amortization of financing fees.

Critical Accounting Policies and Significant Judgments and Estimates

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in our financial statements. We evaluate our estimates and judgments, including those related to accrued expenses and share-based compensation, on an ongoing basis. We base our estimates on historical experience, known trends and events and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Our significant accounting policies are described in more detail in the notes to our audited consolidated financial statements included in this report. We believe the following accounting policies to be most critical to the judgments and estimates used in preparation of our financial statements and such policies have been reviewed and discussed with our audit committee.

Accrued Expenses

As part of the process of preparing our financial statements, we are required to estimate accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with applicable vendor personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual cost. The majority of our service providers invoice us monthly in arrears for services performed. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary. Examples of estimated accrued expenses include:

•	fees paid to CROs in connection with clinical trials;

•	investigative site costs in connection with clinical trials;

•	milestone payments; and

•	unpaid salaries, wages and benefits.

We accrue our expenses related to clinical trials based on our estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and CROs that conduct and manage clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we will adjust the accrual accordingly. If we do not identify costs that we have begun to incur or if we underestimate or overestimate the level of services performed or the costs of these services, our actual expenses could differ from our estimates. Since all of our clinical programs have ceased, there are only a few remaining vendors with estimated accruals. We do not currently anticipate the future settlement of existing accruals to differ materially from our estimates.

Stock-based Compensation

In accordance with FASB ASC Topic 718, Stock Compensation, as modified or supplemented, we measure compensation cost for share-based payment awards granted to employees and non-employee directors at fair value using the Black-Scholes option-pricing model. We recognize compensation expense on a straight-line basis over the service period for awards expected to vest. Share-based compensation cost related to share-based payment awards granted to non-employees is adjusted each reporting period for changes in the fair value of our common stock until the measurement date. The measurement date is generally considered to be the date when all services have been rendered or the date that options are fully vested.

We use the Black-Scholes-Merton option pricing model to determine the fair value of our stock options. The determination of the fair value of stock-based payment awards on the date of grant using an option pricing model is affected by our stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, risk-free interest rate, actual employee exercise behaviors and expected dividends.

As of December 31, 2014, there were 3,839,122 options outstanding. On January 1, 2015, there was an automatic grant to the Members of the Board of Directors in addition to grants made to the remaining employees. The Company does not anticipate issuance of substantial additional stock options until a strategic alternative transaction is consummated. For certain employees, the stock options granted had been modified as part of their retention program, and in such case the net impact of change in the fair value of the modified option was recognized as an additional stock compensation expense. Additional stock compensation cost expensed in the year ended December 31, 2014 related to the modification was immaterial.

The following table shows the weighted average assumptions used to value stock options on the date of grant, as follows:

	Year ended December 31,
	2014		2013
		Non-		Non-
	Employee	Employees	Employee	Employees
Expected stock price volatility	55.17%	62.71%	46.9%	45.3%

Risk-free interest rate	1.33%	0.10%	1.04%	0.37%

Expected life of option (in years)	3.2	0.6	3.69	2.00

Estimated dividend yield	—	—	—	—

Weighted-average grant date fair value per share	0.2	0.2	1.91	1.49

Expected stock price volatility was calculated based on the weighted-average of historical information of similar public entities. We will continue to use a weighted-average approach using other similar public entities’ volatility information until our historical volatility is relevant to measure expected volatility for future option grants. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected life assumption. The average expected life was determined based on anticipated exercise strategy and cancellation behavior for employees and nonemployees, primarily non-employee directors. For the years ended December 31, 2014 and 2013 a forfeiture rate of 1% and 0% was used for employees and nonemployees, respectively. We have not paid and do not anticipate paying cash dividends; therefore, the expected dividend rate was assumed to be 0%.

Total stock-based compensation expense recognized based on the total grant date fair value of options vested and expected to vest was approximately $2.0 million and $988,000 for the years ended December 31, 2014 and 2013, respectively. Due to the valuation allowance against our net deferred tax asset, we have never recognized a tax benefit for stock based compensation.

As of December 31, 2014, approximately $1,030,000 total unrecognized compensation cost related to unvested share options is expected to be recognized over a weighted-average period of 2.3 years.

Clinical Trial Supplies

We had capitalized materials that will be used in our REG I clinical trials that also had an alternative future use in either ongoing or future clinical research and development projects. Clinical trial supplies may comprise material used to manufacture active pharmaceutical ingredients (“API”) used to develop our product candidates, in-process or completed API, in-process or completed unlabeled finished drug product and labeled finished drug product. Clinical trial supplies are stated at cost, using the first-in, first-out method (“FIFO”), and are reported in the accompanying consolidated balance sheets in other current assets. Clinical trial supplies that are determined to be unsuitable for future use are immediately expensed; otherwise clinical trial supplies are expensed when shipped to clinical sites for use in clinical studies or when used in other research and development projects. As of December 31, 2014, all clinical trial supplies had been expensed.

Accounting for Convertible Preferred Stock

On March 21, 2014, we entered into an exchange agreement (the “Exchange Agreement”), with Biotechnology Value Fund, LP, Biotechnology Value Fund II, LP and Investment 10, LLC (the “Exchanging Stockholders”), pursuant to which we effected an exchange (the “Exchange”) of 2,000,000 shares of our common stock purchased by the exchanging stockholders in our 2014 Private Placement for 10,000 shares of newly designated Series F Convertible Preferred Stock (“Series F”), with a stated value of $1,000 per share, each share of which is convertible into 200 shares of our common stock (subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock).

Pursuant to the terms of the Series F, the exchanging stockholders have the right to convert the Series F into 2,000,000 shares of our common stock, determined by dividing the stated value of $1,000 per share by the conversion price of $5.00 per share, subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock; provided, however, that the Series F cannot be converted by the exchanging stockholders if, after giving effect thereto, the exchanging stockholders would beneficially own more than 9.99% of our common stock, calculated as provided in the certificate of designation establishing the preferred stock, subject to certain exceptions.

The holders of the preferred stock will not have the right to vote on any matter except to the extent required by Delaware law.

Series F are entitled to dividends in the same form as dividends actually paid on shares of common stock other than dividends in the form of common stock.

Upon the execution of a fundamental transaction which effects a merger or other change of control transaction of the Company, a holder will have the right to receive, upon any subsequent conversion of a share of Series F (in lieu of conversion shares) for each issuable conversion share, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such fundamental transaction if it had been, immediately prior to such fundamental transaction, the holder of the shares of common stock into which such holder’s shares of Series F is then convertible.

As the Series F participates in the earnings or losses of the Company, the Series F are considered participating securities. Consequently, net losses were adjusted for the deemed distributions relating to the beneficial conversion feature (the “BCF”) and losses attributable to preferred stockholders to calculate the net loss attributable to common stockholders for the year ended December 31, 2014.

Results of Operations

Years Ended December 31, 2014 and 2013

The following table sets forth certain information concerning our results of operations for the periods shown (in thousands):

	Years Ended
	December 31,		Increase
	2014	2013	(Decrease)
Operating expenses:
Research and development	$(54,926)	$(26,542)	$28,384
General and administrative	(11,699)	(7,297)	4,402

Total operating expenses	(66,625)	(33,839)	32,786
Other (expense) income:
Interest income	88	80	8
Interest expense	(575)	(680)	(105)
Total other (expense) income	(487)	(600)	(97)

Net loss	$(67,112)	$(34,439)	$32,689

Research and Development Expenses

Research and development expenses increased by $28.4 million for the year ended December 31, 2014 compared to the year ended December 31, 2013 due to the inclusion of the costs of the REGULATE-PCI trial which commenced in September 2013, in addition to the non-cash charges related to the cessation of REGULATE-PC1 trials of $10.2 million. Costs and severance accruals associated with the workforce reduction plan for our research team of $2.7 million caused an increase as well.

General and Administrative Expenses

General and administrative expenses increased by $4.4 million for the year ended December 31, 2014 compared to the year ended December 31, 2013. The increase was primarily due to increased employee cash and equity compensation costs for existing employees and new hires, as well as, increases in accounting, legal, insurance and other administrative costs associated with being a public company. In addition, severance expenses and severance accruals associated with the workforce reduction plan and legal costs associated with litigation against us, which was resolved in the fourth quarter of 2014, contributed to the increase in general and administrative costs.

Other Income (Expense)

Interest income increased by $8,000 for the year ended December 31, 2014, compared to the year ended December 31, 2013 as a result of a greater amount of investable funds after the 2014 Placement and Offering.

Interest expense decreased by $105,000 for the year ended December 31, 2014, compared to the year ended December 31, 2013 primarily due to the termination of the MidCap loan which bore a higher interest rate as compared to the Comerica loan acquired in May 2013.

Series F Convertible Preferred Stock Accretion

Accretion of the Series F deemed dividend related to the Series F BCF was $ 15 million in 2014 compared to $0 in 2013. The rights and preferences of the Series F, as well as the BCF as a result of the issuance of the Series F, are described further in Note 10 to the notes to the financial statements.

Liquidity and Capital Resources

Sources of Liquidity

To date, we have not generated any product revenue. We have funded our operations to date through sales of our equity and debt securities, bank borrowings and government grants. As of December 31, 2014, we had $51.2 million in cash and cash equivalents, compared to $30.7 million in cash and cash equivalents as of December 31, 2013. Following the restructuring described in Note 7, and assuming that a transaction involving a potential business alternative is not consummated, we anticipate that our cash resources will be sufficient to fund our operations for the foreseeable future. However, changes may occur that would cause us to consume our existing capital prior to that time, including the costs to consummate our pending Merger with Tobira or other of potential business alternatives. Additionally, actual costs may ultimately vary from our current expectations, which could materially impact our use of capital and our forecast of the period of time through which our financial resources will be adequate to support our operations. We have estimated the sufficiency of our cash resources based in part on the discontinuation of the REGULATE-PCI trial, and our activities with respect to the identification and evaluation of potential business alternatives.

We expect that we will need not additional financing to support our Company’s operations for the foreseeable future, unless a business alternative transaction is consummated including our pending Merger with Tobira, in which case we will need to finance our cash needs through the sale of equity securities, strategic collaborations and/or debt financings, or through other sources that may be dilutive to existing stockholders. There can be no assurance that we will be able to obtain funding from any of these sources or, if obtained, what the terms of such funding(s) may be, or that any amount that we are able to obtain will be adequate to support our working capital requirements until we achieve profitable operations. We have no current committed sources of additional capital but are constantly assessing market conditions so that we may take advantage of financing opportunities.

In August 2013, we completed our IPO. Inclusive of the underwriters’ exercise of the over-allotment option in connection with the IPO, we issued 11,671,500 shares of common stock at a price of $4.00 per share, resulting in net proceeds of approximately $41.1 million. Prior to our IPO, we received net cash proceeds of $147.4 million from sales of preferred stock and convertible note proceeds including convertible notes that were converted to convertible preferred stock. Upon closing of the IPO, all shares of convertible preferred stock then outstanding automatically converted into an aggregate of 9,396,767 shares of common stock.

During the first quarter of 2014, we sold 4,000,000 shares of our common stock at a purchase price of $5.00 per share to certain accredited and institutional investors (the “2014 Private Placement”), raising an aggregate of $20.0 million before sales agency fees and offering costs of approximately $1.4 million. In connection with this financing, the Company entered into a securities purchase agreement, pursuant to which it agreed to register the resale of the shares of common stock issued in the financing.

In April 2014, we consummated an underwritten public offering of 10,000,000 shares of our common stock at a price of $6.00 per share or $5.64 per share after deducting underwriting discounts and commissions. Upon the underwriters’ exercise of the over-allotment option in connection with this offering, we issued an additional 279,461 shares of common stock resulting in total net proceeds to us of approximately $57.5 million after deducting underwriting discounts and offering costs.

Comerica Loan

In May 2013, we entered into a Loan and Security Agreement, or the Loan Agreement, with Comerica Bank, or Comerica. Pursuant to the terms of the Loan Agreement, we were initially eligible to borrow $4.5 million in an initial tranche, or Tranche One. Upon Comerica’s receipt of evidence satisfactory to Comerica that (i) the 1,000 patient interim analysis in the REGULATE-PCI study is successful and performed by April 30, 2014 and (ii) upon our completion of the IPO and receipt of net proceeds of at least $50 million prior to September 30, 2013, we had the option to borrow an additional $4 million in the second tranche, or Tranche Two. Since the Tranche Two conditions were not satisfied, the availability of Tranche Two is solely at the discretion of Comerica. We have not borrowed any funds under Tranche Two as of December 31, 2014 and do not expect to do so.

The Comerica loan bears interest at Comerica’s Prime Reference Rate (as defined in the Loan Agreement) subject to a floor of 30 day LIBOR plus 250 basis points plus 4.0%. The Comerica loan is interest-only until September 1, 2014. We must repay the principal amount in nine approximately equal consecutive monthly installments commencing on September 1, 2014. The loan matures on May 10, 2015.

In connection with the funding of Tranche One, we issued a warrant to Comerica, or the Comerica Warrant, to purchase 156,250 shares of our Series E Preferred Stock at a price of $0.72 per share, or the Warrant Price, subject to adjustment for stock splits, combinations, reclassifications or exchanges and certain dilutive issuances. After giving effect to our IPO and reverse stock-split, the Comerica Warrant was adjusted to a warrant to purchase 9,356 shares of our common stock at a price of $12.02 per share (the “Adjusted Warrant Price”).

Under the terms of the Loan Agreement, we granted Comerica a first priority security interest in substantially all of our assets other than our intellectual property. The Loan Agreement does not contain any ongoing financial covenants.

The Loan Agreement provides that upon the occurrence of and during a period of default as defined therein, interest on the loan will accrue at a penalty rate. Upon the occurrence and during the continuance of a default, Comerica may, at its election, make all obligations under the Loan Agreement immediately due and payable, cease advancing money or extending credit, exercise its right of setoff, foreclose on our assets, dispose of collateral at a public or private sale, and exercise any other remedies available to a secured creditor at law or in equity.

Cash Flows

Our net cash flow from operating, investing and financing activities for the periods below were as follows (in thousands):

	Years Ended
	December 31,
	2014	2013
Net cash provided by (used in):
Operating activities	$(52,668)	$(34,736)
Investing activities	(699)	(548)
Financing activities	74,236	51,208

Net increase in cash and cash equivalents	$20,869	$15,924

Operating Activities

Net cash used in operating activities was $52.7 million for the year ended December 31, 2014 and $34.7 million for the year ended December 31, 2013. Net cash used in operating activities for the year ended December 31, 2014 principally resulted from REGULATE-PCI trial expenses which commenced in September 2013 and to the increased costs of being a public company. Net cash used in operating activities for the year ended December 31, 2013 principally resulted from our net loss of $34.4 million incurred primarily due to expenditures for the REGULATE-PCI trial.

Investing Activities

Net cash used in investing activities was $699,000 for the year ended December 31, 2014 and $548,000 for the year ended December 31, 2013. Net cash used in investing activities for the year ended December 31, 2014 resulted from the acquisition of intellectual property rights and equipment. Net cash used in investing activities for the year ended December 31, 2013 principally resulted from the acquisition of intellectual property rights.

Financing Activities

Net cash provided by financing activities was $74.2 million for the year ended December 31, 2014 and $51.2 million for the year ended December 31, 2013. Net cash provided by financing activities for the year ended December 31, 2014 resulted primarily from $76.2 million in net proceeds from the 2014 Private Placement and the April 2014 Offering offset by principal payments on the Comerica Loan. Net cash provided by financing activities for the year ended December 31, 2013 resulted primarily from $41.1 million in net proceeds from the IPO, and to $10.2 million in net proceeds from the sale of Series E Preferred Stock.

Funding Requirements

We have not completed development of any of our product candidates. We have terminated all development, clinical trials and manufacturing activities. We have significantly reduced our personnel and terminated all but critical contracts and leases. As a result our on-going expense rate has declined substantially. We expect the expense level to remain modest except for those expenditures necessary to support the pursuit of strategic alternatives including the consummation of our pending Merger with Tobira.

We believe that our existing cash and cash equivalents will be sufficient to fund the company’s operation for the foreseeable future.

Supply and Manufacturing Agreements

We had entered into several supply and manufacturing agreements, whereby services were provided on a purchase order basis. As of December 31, 2014, all vendors were notified that no further purchase orders would be issued.

Clinical Agreements

We have employed various clinical trial agreements with AROs and CROs for planning, management and execution of clinical trials. The financial terms of these agreements, varied from contract to contract, resulted in uneven payment flows. These contracts generally provide for termination on notice. As of December 31, 2014, all vendors were notified that no further agreements and services would be required.

Milestone and Other Obligations

Upon the commencement of our REGULATE-PCI trial which occurred in September 2013, we were obligated to make milestone payments of $500,000 to Duke University, or Duke, and $1.0 million to Archemix Corporation, or Archemix. We paid $500,000 of such milestone obligations during the year ended December 31, 2013. The $1.0 million balance was accrued for as of December 31, 2013, and accordingly, was included in research and development expense in the accompanying statement of comprehensive loss for the year ended December 31, 2013. Payment was made during the year ended December 31, 2014. There are no further payments due for milestones and no outstanding obligations as of December 31, 2014.

As a condition of closing the Series E Preferred Stock financing in December 2012, we assigned all intellectual property (“IP”) rights and titles in Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Russia, Tajikistan, Turkmenistan, Ukraine and Uzbekistan ( the “Covered Territory”) to Domain Russia Investments Limited (“DRI”). Additionally, we agreed to assist an affiliate of DRI with certain development support related to the development of the IP. Concurrently with the signing of this agreement, we agreed to make a payment to DRI up to a maximum amount of $1.2 million based on an independent appraiser’s valuation of the IP rights transferred. Such independent appraiser’s valuation was received during 2013, the result of which confirmed that we do not have any further obligation pursuant to this agreement.

License Agreements

In December 2012, in connection with its Series E Preferred Stock financing, we entered into a Technology Transfer Agreement, or the Tech Transfer Agreement, with DRI. In accordance with the terms of the Tech Transfer Agreement, in May 2013 we entered into a Clinical Development and Collaboration Agreement with NovaMedica pursuant to which we agreed to assist NovaMedica in the development and commercialization of our product candidates in the Covered Territory, as defined.

Lease Obligations

As of December 31, 2014, we have a six-year lease for our New Jersey office located at 106 Allen Road in Basking Ridge. On May 1, 2013, we entered into a three-year lease for administrative office space in North Carolina. Annual rent under this lease is $39,000 for the first year, $40,000 for the second year and $41,000 for the third year. On December 31, 2014, we turned the laboratory facility in North Carolina back to its owner. This lease is terminated.

Tax Loss Carryforwards

As of December 31, 2014, the Company had estimated federal and state operating loss carryforwards of approximately $205.6 million and $257.9 million available the offset future federal and state taxable income which begin to expire in 2022 and 2017, respectively. The utilization of the federal net operating loss carryforwards may be subject to limitations under the rules regarding a change in stock ownership as determined by the Internal Revenue Code and state laws. Section 382 of the Internal Revenue Code of 1986, as amended, imposes annual limitations on the utilization of net operating loss (“NOL”) carry forwards, other tax carry forwards, and certain built-in losses upon an ownership change as defined by that section. In general terms, an ownership change may result from transactions that increase the aggregate ownership of certain stockholders in the Company stock by more than 50 percentage points over a three year testing period (“Section 382 Ownership Change”). If the Company has undergone a Section 382 Ownership change, an annual limitation would be imposed on certain of the Company’s tax attributes, including NOL and capital loss carry forwards, and certain other losses, credits, deductions of tax basis. As of December 31, 2014, the Company has not performed a formal study to determine whether there are Section 382 limitations that apply.

At December 31, 2014, we evaluated and assessed the expected near-term utilization of net operating loss carryforwards, book and taxable income trends, available tax strategies, and the overall deferred tax position. We believe that it is more likely than not that the benefit related to the deferred tax assets will not be realized, therefore we established the valuation allowance required as of December 31, 2014. If actual results differ from the assumptions made in our evaluation, we may record a change in the valuation allowance through income tax expense in the period such determination is made. We believe that our judgments and estimates are reasonable; however, actual results could differ. Our effective tax rate is zero due to continued taxable losses, which generate deferred tax assets which are offset in their entirety by related valuation allowances, due to the uncertainty in realizing these tax benefits. As such, we do not record quarterly accruals for corporate taxes. Deferred income tax assets and liabilities are calculated and reported at year end.

The Company did not have any accrued interest or penalties associated with any unrecognized tax positions at December 31, 2014, and there were no such interest or penalties recognized during the period since inception through December 31, 2014.

Off-Balance Sheet Arrangements

Since inception, we have not engaged in any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

Recent Accounting Pronouncements

In June of 2014 the Financial Accounting Standards Board issued Accounting Standards Update ASU 2014-10, Development Stage Entities (Topic 915) “Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation” (“ASU 2014-10”). The amendments in ASU 2014-10 remove the definition of a development stage entity from the master glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of comprehensive loss, cash flows, and changes in stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. We have elected to early adopt the provisions of ASU 2014-10 for the current period presented. Other than the changes in presentation noted above, the adoption of ASU 2014-10 did not have significant impact on our results of operations, financial condition or cash flows.

In August 2014, FASB issued ASU 2014-15-Presentation of Financial Statements-Going Concern (ASC Subtopic 205-40): “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. The update requires management to assess a company’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. All entities are required to apply the new requirements in annual periods ending after December 15, 2016, and interim periods thereafter. Early application is permitted. As such, we are required to adopt these provisions for the annual period ending December 31, 2016. We are currently evaluating the impact of FASB ASU 2014-15 but we do not expect the adoption thereof to have a material effect on the Company’s financial statements.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk

Per §229.305 of Regulation S-K, the Company, designated a Smaller Reporting Company as defined in Section §229.10(f)(1) of Regulation S-K, is not required to provide the disclosure required by this Item.

Item 8.	Financial Statements and Supplementary Data

Our financial statements, together with the independent registered public accounting firm report thereon, are incorporated by reference from the applicable information set forth in Part IV Item 15, “Exhibits, Financial Statement Schedules” of this Annual Report on Form 10-K.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

As of December 31, 2014, our management, with the participation of our principal executive officer and principal financial officer, evaluated the effectiveness of our disclosure controls and procedures. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost benefit relationship of possible controls and procedures. Based on this evaluation, management concluded that our disclosure controls and procedures were effective. In earlier periods the company reported a material weakness. While controls were implemented that addressed this weakness there was, and will not, be an opportunity to test these controls given that the transaction in question will not occur in the future.

Changes in Internal Control over Financial Reporting

In September of 2014 the Company announced that it was suspending all clinical and development activities and had engaged outside firms to assist the Company in pursuing a strategic transaction including both the sales of assets and the Company. The Company also announced a plan to substantially reduce the workforce. At the end of 2014 we separated the remaining accounting employees. We have engaged these employees as consultants through the time necessary to file the 10-K for 2014. The operations of Regado have primarily been terminated and as such the required business controls have been significantly reduced.

Management’s Report on Internal Control over Financial Reporting

Under the supervision and with the participation of our management, we conducted an evaluation of the effectivenss of our internal control over financial reporting based on the criteria established in “1992 Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Our management concluded that as of December 31, 2014 our internal control over financial reporting was effective based on those criteria.

Changes in Internal Control over Financial Reporting

There have been no changes in our internal control over financial reporting during the year ended December 31, 2014, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.	Other Information

Not applicable.

PART III

Item 10. Directors, Executive Officers and Corporate Governance

If we file a definitive proxy statement relating to the Special Meeting of Stockholders in connection with the Tobira transaction or our 2015 Annual Meeting of Stockholders with the SEC not later than 120 days after December 31, 2014, the information required by this Item 10 is incorporated herein by reference to such definitive proxy statement. However, if such definitive proxy statement is not filed with the SEC in such 120-day period, we will file an amendment to this Annual Report on Form 10-K with the SEC not later that the end of such 120-day period to include the information required by this Item 10.

Item 11. Executive Compensation

If we file a definitive proxy statement relating to the Special Meeting of Stockholders in connection with the Tobira transaction or our 2015 Annual Meeting of Stockholders with the SEC not later than 120 days after December 31, 2014, the information required by this Item 11 is incorporated herein by reference to such definitive proxy statement. However, if such definitive proxy statement is not filed with the SEC in such 120-day period, we will file an amendment to this Annual Report on Form 10-K with the SEC not later that the end of such 120-day period to include the information required by this Item 11.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Equity Compensation Plan Information

The following table provides information as of December 31, 2014 regarding shares of our common stock that may be issued under our existing 2013 equity compensation plan.

	Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options and rights	Weighted Average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plan (excluding outstanding options and rights)
Equity compensation plans approved by security holders(1)	3,839,122	$4.68	191,222	(2)

(1)	Consists of the 2004 Plan, the 2013 Plan and the ESPP Plan.
(2)	Includes shares available for future issuance under the 2013 Plan and the 2013 ESPP Plan.

If we file a definitive proxy statement relating to the Special Meeting of Stockholders in connection with the Tobira transaction or our 2015 Annual Meeting of Stockholders with the SEC not later than 120 days after December 31, 2014, the information required by this Item 12 is incorporated herein by reference to such definitive proxy statement. However, if such definitive proxy statement is not filed with the SEC in such 120-day period, we will file an amendment to this Annual Report on Form 10-K with the SEC not later that the end of such 120-day period to include the information required by this Item 12.

Item 13. Certain Relationships, Related Transactions and Director Independence

If we file a definitive proxy statement relating to the Special Meeting of Stockholders in connection with the Tobira transaction or our 2015 Annual Meeting of Stockholders with the SEC not later than 120 days after December 31, 2014, the information required by this Item 13 is incorporated herein by reference to such definitive proxy statement. However, if such definitive proxy statement is not filed with the SEC in such 120-day period, we will file an amendment to this Annual Report on Form 10-K with the SEC not later that the end of such 120-day period to include the information required by this Item 13.

Item 14. Principal Accounting Fees and Services

If we file a definitive proxy statement relating to the Special Meeting of Stockholders in connection with the Tobira transaction or our 2015 Annual Meeting of Stockholders with the SEC not later than 120 days after December 31, 2014, the information required by this Item 14 is incorporated herein by reference to such definitive proxy statement. However, if such definitive proxy statement is not filed with the SEC in such 120-day period, we will file an amendment to this Annual Report on Form 10-K with the SEC not later that the end of such 120-day period to include the information required by this Item 14.

PART IV

Item 15. Exhibits and Financial Statement Schedules

(a) The following documents are included in this Annual Report on Form 10-K

(1)-(2) Financial Statements

(3) Exhibits

Item 15. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1

Agreement and Plan of Merger and Reorganization, dated as of January 14, 2015, by and among Regado Biosciences, Inc., Tobira Therapeutics, Inc., Landmark Merger Sub Inc. and Brent Ahrens, as the Tobira stockholders’ Agent (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by the registrant on January 15, 2015.)

2.2	Amendment No. 1 to Agreement and Plan of Merger and Reorganization, dated as of January 23, 2015, by and among Regado Biosciences, Inc., Landmark Merger Sub, Inc., Tobira Therapeutics, Inc. and Brent Ahrens as the Company Stockholders’ Agent (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed by the registrant on January 23, 2015.)

3.1	Sixth Amended and Restated Certificate of Incorporation of Regado Biosciences, Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by the registrant on September 3, 2013.)

3.2	Amended and Restated Bylaws of Regado Biosciences, Inc. (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by the registrant on September 3, 2013.)

4.1	Specimen Common Stock certificate of Regado Biosciences, Inc. (Incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

4.2	Stock Purchase Warrant dated as of November 19, 2004 to University Medical Discoveries, Inc. (Incorporated by reference to Exhibit 4.4 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

4.3	Form of Series A Warrant. (Incorporated by reference to Exhibit 4.5 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

4.4	Stock Purchase Warrant, dated May 10, 2013, issued to Comerica Bank. (Incorporated by reference to Exhibit 4.6 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.1†	Form of Indemnification Agreement. (Incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.2†	Regado Biosciences, Inc. 2004 Equity Compensation Plan, as amended. (Incorporated by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.3†	Form of Incentive Stock Option Agreement pursuant to Regado Biosciences, Inc. 2004 Equity Compensation Plan. (Incorporated by reference to Exhibit 10.3 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.4†	Form of Nonqualified Stock Option Agreement pursuant to Regado Biosciences, Inc. 2004 Equity Compensation Plan. (Incorporated by reference to Exhibit 10.4 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.5†	Regado Biosciences, Inc. 2013 Equity Compensation Plan. (Incorporated by reference to Exhibit 10.5 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.6†	Form of Director Nonqualified Stock Option Agreement pursuant to Regado Biosciences, Inc. 2013 Equity Compensation Plan. (Incorporated by reference to Exhibit 10.6 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.7†	Form of Employee, Officer and Consultant Nonqualified Stock Option Agreement pursuant to Regado Biosciences, Inc. 2013 Equity Compensation Plan. (Incorporated by reference to Exhibit 10.7 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.8†	Form of Restricted Stock Agreement pursuant to Regado Biosciences, Inc. 2013 Equity Compensation Plan. (Incorporated by reference to Exhibit 10.8 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.9†	Regado Biosciences, Inc. Employee Stock Purchase Plan. (Incorporated by reference to Exhibit 10.9 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.10	Series D Preferred Stock Purchase Agreement, dated as of December 17, 2009, by and among Regado Biosciences, Inc. and the purchasers named therein. (Incorporated by reference to Exhibit 10.25 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.11	Amendment No. 1 dated as of May 25, 2011 to Series D Preferred Stock Purchase Agreement by and among Regado Biosciences, Inc. and the investors named therein. (Incorporated by reference to Exhibit 10.26 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.12	Loan and Security Agreement, dated as of May 25, 2011, by and among MidCap Financial SBIC, LP, as administrative agent, the Lenders named therein and Regado Biosciences, Inc. (Incorporated by reference to Exhibit 10.27 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.13	First Amendment dated as of August 1, 2011 to the Loan and Security Agreement by and among MidCap Financial SBIC, LP, as administrative agent, the Lenders named therein and Regado Biosciences, Inc. (Incorporated by reference to Exhibit 10.28 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.14	Second Amendment dated as of September 30, 2011 to the Loan and Security Agreement by and among MidCap Financial SBIC, LP, as administrative agent, the Lenders named therein and Regado Biosciences, Inc. (Incorporated by reference to Exhibit 10.29 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.15	Third Amendment dated as of May 3, 2012 to the Loan and Security Agreement by and among MidCap Financial SBIC, LP, as administrative agent, the Lenders named therein and Regado Biosciences, Inc. (Incorporated by reference to Exhibit 10.30 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.16	Convertible Note Purchase Agreement by and among Regado Biosciences, Inc., dated as of May 3, 2012, and the purchasers named therein. (Incorporated by reference to Exhibit 10.31 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.17	Form of 8% Unsecured Convertible Note. (Incorporated by reference to Exhibit 10.32 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.18	Series E Preferred Stock Purchase Agreement, dated as of December 18, 2012, by and among Regado Biosciences, Inc. and the purchasers named therein. (Incorporated by reference to Exhibit 10.33 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.19	Technology Transfer Agreement, dated as of December 18, 2012, by and between Regado Biosciences, Inc. and Domain Russian Investments Limited. (Incorporated by reference to Exhibit 10.34 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.20	Assignment and Assumption Agreement, dated December 18, 2012, by and among Domain Russia Investments Limited, Regado Biosciences, Inc. and NovaMedica LLC. (Incorporated by reference to Exhibit 10.35 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.21	Letter Agreement, dated as of December 18, 2012, by and between Regado Biosciences, Inc. and Domain Russian Investments Limited. (Incorporated by reference to Exhibit 10.36 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.22	License Agreement, dated as of October 3, 2003, by and between Archemix Corp. and Regado Biosciences, Inc. (Incorporated by reference to Exhibit 10.37 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.23	License Agreement, dated as of November 18, 2004, by and between Duke University and Regado Biosciences, Inc. (Incorporated by reference to Exhibit 10.38 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.24	First Amendment, dated as of July 13, 2005, to License Agreement by and between Duke University and Regado Biosciences, Inc. (Incorporated by reference to Exhibit 10.39 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.25	License, Manufacturing and Supply Agreement, dated as of December 22, 2006, by and between Nektar Therapeutics AL, Corporation and Regado Biosciences, Inc. (Incorporated by reference to Exhibit 10.40 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.26	Waiver of Certain Conditions to Closing of Second Tranche of the Initial Closing and Agreement to Revised Conditions, dated as of March 22, 2013, by and between Regado Biosciences, Inc. and RMI Investments, S.á.r.l. (Incorporated by reference to Exhibit 10.41 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.27	Waiver of Certain Conditions to Closing of Second Tranche of the Initial Closing and Agreement to Revised Conditions, dated as of March 22, 2013, by and among Regado Biosciences, Inc. and the investors named therein. (Incorporated by reference to Exhibit 10.42 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.28	Supply and Service Agreement, dated July 13, 2006, by and between Regado Biosciences, Inc. and Agilent Technologies, Inc. (Incorporated by reference to Exhibit 10.43 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.29	Amendment to Supply and Service Agreement, dated July 22, 2011, by and between Regado Biosciences, Inc. and Agilent Technologies, Inc. (Incorporated by reference to Exhibit 10.44 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.30	Clinical Supply Agreement, dated March 28, 2012, by and between Regado Biosciences, Inc. and Althea Technologies, Inc. (Incorporated by reference to Exhibit 10.45 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.31	Loan and Security Agreement, dated as of May 10, 2013, by and between Regado Biosciences, Inc. and Comerica Bank. (Incorporated by reference to Exhibit 10.46 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.32	Clinical Development and Collaboration Agreement, dated May 14, 2013, by and between NovaMedica, LLC and Regado Biosciences, Inc. (Incorporated by reference to Exhibit 10.47 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.33	Termination Agreement, dated May 16, 2013, by and among Regado Biosciences, Inc. and the investors party to the Series E Purchase Agreement. (Incorporated by reference to Exhibit 10.48 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.34	Office Lease Agreement, dated May 1, 2013, by and between Keystone 430 TT, LLC and Regado Biosciences, Inc. (Incorporated by reference to Exhibit 10.49 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-188209)).

10.35	Form of Securities Purchase Agreement (Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by the registrant on January 31, 2014.)

10.36	Exchange Agreement, dated March 21, 2014, by and between Regado Biosciences, Inc. and the common stockholders listed in Schedule 1 thereto (Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by the registrant on March 21, 2014).

10.37	Employment Agreement by and between Regado Biosciences, Inc. and R. Don Elsey, dated April 25, 2014 (Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by the registrant on May 1, 2014).

10.38	Office Lease by and between Regado Biosciences, Inc. and 106 Allen Road, LLC, dated April 30, 2014 (Incorporated by reference to Exhibit 1.1 of the Current Report on Form 8-K filed by the registrant on May 5, 2014).

10.39	Amended and Restated Employment Agreement by and between Regado Biosciences, Inc. and Michael A. Metzger, dated December 3, 2014. (Incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by the registrant on December 5, 2014).

10.40*	Separation Agreement by and between Regado Biosciences, Inc. and R. Don Elsey, dated February 6, 2015.

10.41	Form of Parent Support Agreement, by and between Tobira Therapeutics and each of the parties named in each agreement therein (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by the registrant on January 15, 2015.)

10.42	Form of Company Support Agreement, by and between Regado Biosciences, Inc. and each of the parties named in each agreement therein (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed by the registrant on January 15, 2015.)

10.43	Form of Lock-Up Agreement, dated as of January 14, 2015, by and among Regado Biosciences, Inc. and each of the parties named in each agreement therein (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed by the registrant on January 15, 2015.)

10.44	Equity Commitment Letter, dated as of January 14, 2015, by and among Regado Biosciences, Inc. and the parties named therein (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed by the registrant on January 15, 2015.)

21.1*	List of Subsidiaries of the Company

23.1*	Consent of Grant Thornton LLP

31.1*	Certification of Principal Executive Officer pursuant to Rule 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of Principal Financial Officer pursuant to Rule 13a-14(a) and 15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1*	Certification of Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2*	Certification of Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101**	The following materials from the Registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2013, formatted in XBRL (Extensible Business Reporting Language): (i) the Unaudited Consolidated Balance Sheets, (ii) the Unaudited Consolidated Statements of Comprehensive Income (Loss), (iii) the Unaudited Consolidated Statements of Cash Flows, and (iv) Notes to Unaudited Consolidated Financial Statements.

*	Filed herewith
**	XBRL (Extensible Business Reporting Language) information is furnished and not deemed filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, or Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.
#	The Registrant has received confidential treatment for certain portions of this exhibit.
†	Denotes management compensation plan or contract.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REGADO BIOSCIENCES, INC.

	By:	/s/ Michael A. Metzger
Date		Michael A. Metzger
February 12, 2015		Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL A. METZGER Michael A. Metzger	Chief Executive Officer and Director (Principal Executive Officer)	February 12, 2015

/s/ R. DON ELSEY R. Don Elsey	(Principal Financial Officer and Principal Accounting Officer)	February 12, 2015

/s/ DENNIS PODLESAK Dennis Podlesak	Director, Chairman of the Board of Directors	February 12, 2015

/s/ B. JEFFERSON CLARK B. Jefferson Clark	Director	February 12, 2015

/s/ ANTON GOPKA Anton Gopka	Director	February 12, 2015

/s/ PIERRE LEGAULT Pierre Legault	Director	February 12, 2015

/s/ MICHAEL E. MENDELSOHN Michael E. Mendelsohn	Director	February 12, 2015

/s/ P. SHERRILL NEFF P. Sherrill Neff	Director	February 12, 2015

/s/ JESSE TREU Jesse Treu	Director	February 12, 2015

/s/ ANDREW FROMKIN Andrew Fromkin	Director	February 12, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Regado Biosciences, Inc.

We have audited the accompanying consolidated balance sheets of Regado Biosciences, Inc. (a Delaware corporation) and its subsidiary (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Regado Biosciences, Inc. and its subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

February 12, 2015

Regado Biosciences, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$51,557	$30,688
Restricted cash	81	82
Prepaid expenses	827	2,147
Other assets	1,693	6,211

Total current assets	54,158	39,128
Property and equipment, net	239	108
Intangible assets, net	—	1,823
Other non-current assets	—	4,694

Total assets	$54,397	$45,753

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$185	$1,557
Accrued expenses	6,298	5,524
Warrant liability	8	19
Current portion of long-term debt	2,629	2,000

Total current liabilities	9,120	9,100
Long-term debt	—	2,452

Total liabilities	9,120	11,552
Commitments (Note 6)
Stockholders’ equity:
Series F convertible preferred stock; stated value of $1,000, 1,000,000 shares authorized, 10,000 and 0 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	24,832	—
Common stock, $0.001 par value; 500,000,000 shares authorized; 33,609,212 and 21,310,614 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	34	21
Additional paid-in-capital	232,502	179,159
Accumulated Deficit	(212,091)	(144,979)

Total stockholders’ equity	45,277	34,201

Total liabilities and stockholders’ equity	$54,397	$45,753

Regado Biosciences, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except share and per share data)

	For the years ended
	December 31,
	2014	2013
Total revenue:	$—	$—
Operating expenses:
Research and development	(54,926)	(26,542)
General and administrative	(11,699)	(7,297)

Total operating expenses	(66,625)	(33,839)

Loss from operations	(66,625)	(33,839)
Other (expense) income:
Interest income	88	80
Interest expense	(575)	(680)

Total other expense	(487)	(600)

Net loss	$(67,112)	$(34,439)
Deemed dividend related to beneficial conversion feature of Series F convertible preferred stock	(14,840)	—

	(81,952)	(34,439)
Net loss attributable to stockholders
Net loss attributable to preferred stockholders	(3,972)	—
Net loss attributable to common stockholders – basic and diluted	(77,980)	(34,439)
Comprehensive loss applicable to all stockholders	$(81,952)	$(34,439
Loss per share – basic and diluted	$(2.54)	$(4.59)
Weighted-average common shares – basic and diluted	30,658,820	7,499,661

REGADO BIOSCIENCES, INC.

(a development stage enterprise)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands)

	Common Stock		Additional	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Series E Preferred Stock		Series F Preferred Stock		Accumulated	Total
	Shares	Amount	Capital	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Deficit
Balance, December 31, 2012	221	$—	$4,804	5,798	$5,778	16,667	$19,888	17,037	$22,978	71,667	$51,237	31,437	$22,169	—	$—	$(110,540)	$16,314
Issuance of Series E Preferred stock, net of issuance costs of $147	—	—	—	—	—	—	—	—	—	—	—	14,320	10,163	—	—	—	$10,163
Issuance of common stock upon initial public offering, net of underwriting discounts and offering costs of $5,611	11,672	12	41,063	—	—	—	—	—	—	—	—	—	—	—	—	—	$41,075
Conversion of preferred stock to common stock upon initial public offering	9,397	9	132,204	(5,798)	(5,778)	(16,667)	(19,888)	(17,037)	(22,978)	(71,667)	(51,237)	(45,757)	(32,332)	—	—	—	$—
Issuance of common stock upon exercise of warrants	13	—	2	—	—	—	—	—	—	—	—	—	—	—	—	—	$2
Issuance of common stock upon exercise of options	8	—	33	—	—	—	—	—	—	—	—	—	—	—	—	—	$33
Stock compensation	—	—	988	—	—	—	—	—	—	—	—	—	—	—	—	—	$988
Other	—	—	65	—	—	—	—	—	—	—	—	—	—	—	—	—	$65
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(34,439)	$(34,439)
Balance, December 31, 2013	21,311	$21	$179,159	—	$—	—	$—	0	$—	0	$—	0	$—	—	$—	$(144,979)	$34,201
Issuance of common stock from private placement offering, net of issuance costs and placement fees of $1.4M	4,000	4	18,597	—	—	—	—	—	—	—	—	—	—	—	—	—	$18,601
Private placement offering, adjustment to net issuance costs	—	—	36	—	—	—	—	—	—	—	—	—	—	—	—	—	$36
Issuance of common stock upon public offering, net of issuance costs of $4.2M	10,279	11	57,543	—	—	—	—	—	—	—	—	—	—	—	—	—	$57,554
Issuance of common stock from exercise of options	12	—	52	—	—	—	—	—	—	—	—	—	—	—	—	—	$52
Issuance of common stock from exercise of warrants	7	—	1	—	—	—	—	—	—	—	—	—	—	—	—	—	$1
Exchange of common stock for Series F preferred stock	(2,000)	(2)	(24,838)	—	—	—	—	—	—	—	—	—	—	10	24,824	—	$(16)
Exchange of common stock for Series F preferred stock, adjustments to net issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	8	—	$8
Recognition of beneficial conversion feature on Series F preferred stock	—	—	14,840	—	—	—	—	—	—	—	—	—	—	—	—	—	$14,840
Accretion of beneficial converstion feature on Series F preferred stock	—	—	(14,840)	—	—	—	—	—	—	—	—	—	—	—	—	—	$(14,840)
Stock compensation	—	—	1,952	—	—	—	—	—	—	—	—	—	—	—	—	—	$1,952
Other	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(67,112)	$(67,112)
Balance, December 31, 2014	33,609	34	232,502	—	—	—	—	—	—	—	—	—	—	10	24,832	(212,091)	$45,277

Regado Biosciences, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended
	December 31,
	2014	2013
Cash flows used in operating activities:
Net loss	$(67,112)	$(34,439)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	127	61
Amortization of patents and licenses	156	20
Impairment of intangible assets	2,057	371
Impairment of clinical trial supplies	8,190	—
Accrued final bank fee	87	55
Amortization of debt discount	91	61
Amortization of debt issuance costs	31	108
Change in fair value of warrant liability	(11)	(60)
Stock-based compensation	1,952	988
Loss on disposal of property and equipment	52	2
Other	—	65
Changes in operating assets and liabilities:
Prepaid expenses	1,320	(1,890)
Other assets	(3,668)	(1,708)
Other non-current assets	4,658	(4,462)
Accounts payable	(1,372)	1,354
Accrued expenses	774	4,738

Net cash used in operating activities	(52,668)	(34,736)
Cash flows used in investing activities:
Change in restricted cash	1	—
Purchase of property and equipment	(310)	(105)
Patent and license acquisition costs	(390)	(543)
Proceeds received from sale of patents	—	100

Net cash used in investing activities	(699)	(548)
Cash flows from financing activities:
Proceeds from issuance of common stock from public offering, net of underwriting discounts and issuance costs	76,191	41,152
Proceeds from sale of preferred stock, net of issuance costs	—	10,163
Proceeds from borrowings on bank loan	—	4,500
Repayment of borrowings on bank loan	(2,000)	(4,500)
Payment of bank origination fee	—	(85)
Payment of debt issuance costs	—	(57)
Proceeds from issuance of common stock upon exercise of options and warrants	53	33
Costs from issuance of Series F	(8)
Proceeds from exercise of warrants	—	2

Net cash provided by financing activities	74,236	51,208

Net increase in cash and cash equivalents	$20,869	$15,924
Cash and cash equivalents, beginning of period	30,688	14,764

Cash and cash equivalents, end of period	$51,557	$30,688

Supplemental disclosures of cash flow information:
Cash paid for interest	$312	$547
Supplemental disclosure of non-cash investing and financing activities :
Exchange of common stock for convertible preferred stock, net of issuance costs	$24,832	$—
Fair value of Series F Preferred Stock beneficial conversion feature	$14,840	$—
Accretion of deemed dividend on Series F Convertible Preferred Stock	$(14,840)	$—

Regado Biosciences, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1	Organization and Description of Business

Overview

Regado Biosciences, Inc. (the “Company” or “we” or “our” or “us”) is a development stage enterprise incorporated in the State of Delaware on December 19, 2001, operating primarily in Basking Ridge, New Jersey and Durham, North Carolina. We are a biopharmaceutical company that was focused on the discovery and development of novel, first-in-class, actively controllable antithrombotic drug systems for acute and sub-acute cardiovascular indications. On August 25, 2014, we announced the permanent termination of enrollment in our REGULATE-PCI phase 3 trial for our lead program, Revolixys™ Kit, formerly known as REG1. The decision was made based on a recommendation from the trial’s Data and Safety Monitoring Board, or DSMB, following their analysis of the data from the first approximately 3,250 patients enrolled in what was intended to be a 13,200-patient trial comparing the safety and efficacy of Revolixys Kit with bivalirudin. Prior to the substantial suspension of our clinical development activities, we were conducting the REGULATE-PCI trial to evaluate Revolixys™ Kit, a two-component system consisting of pegnivacogin, an anticoagulant aptamer specifically targeting coagulation Factor IXa, and its complementary oligonucleotide active control agent, anivamersen. Revolixys was being developed for use in patients with a wide variety of acute coronary syndromes, or ACS, undergoing a percutaneous coronary intervention, or PCI, a hospital-based procedure used to mechanically open or widen obstructed coronary arteries.

In September 2014, we announced that our Board of Directors retained MTS Health Partners, L.P., or MTS, and Cowen & Company, LLC, or Cowen, to act as financial advisors in connection with our exploration of potential business alternatives. In addition, the Company, announced the restructuring activities described in Note 7 to the financial statements to reduce costs following the termination of the REGULATE-PCI trial as part of the Company’s decision to focus resources on three principal activities following the termination of the trial: completion of the final closure of the REGULATE-PCI trial and analysis of the unblinded database from the trial, diligence activities associated with thoroughly exploring potential business alternatives, and the Company’s compliance activities associated with being a public company in good regulatory standing.

We completed our initial public offering (“IPO”) in August 2013. Inclusive of the underwriters’ exercise of the over-allotment option in connection with the IPO in September 2013, we issued 11,671,500 shares of common stock at a price of $4.00 per share, resulting in net proceeds of approximately $41.1 million, after deducting underwriting discounts of $3.3 million and offering costs of $2.3 million. Pursuant to the IPO, all shares of convertible preferred stock then outstanding automatically converted into an aggregate of 9,396,767 shares of common stock.

In early 2014, we sold 4,000,000 shares of our common stock at a purchase price of $5.00 per share to certain accredited and institutional investors (the “2014 Private Placement”) for net proceeds of approximately $18.6 million. In March 2014 we effected an exchange of 2,000,000 of the shares of our common stock purchased by certain of the investors in the 2014 Private Placement for 10,000 shares of newly designated Series F Convertible Preferred Stock (the “Series F”), with a stated value of $1,000 per share, each share of which is convertible into 200 shares of our common stock (subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock).

In April 2014, we consummated an underwritten public offering of 10,000,000 shares of our common stock (the “April 2014 Offering”) at a price of $6.00 per share or $5.64 per share after deducting underwriting discounts and commissions. Upon the underwriters’ exercise of the over-allotment option in connection with this offering, we issued an additional 279,461 shares of common stock resulting in total net proceeds to us of approximately $57.5 million after deducting underwriting discounts of $3.7 million and offering costs of $0.5 million.

We are not profitable and do not expect to be profitable in the foreseeable future. We have suffered negative cash flows from operating activities of $52.7 million for the year ended December 31, 2014. We have an accumulated deficit of approximately $212.1 million for the year ended December 31, 2014. We have devoted most of our financial resources to research and development, including our preclinical development activities and clinical trials. We have not completed development of any product candidate and we have therefore not generated any revenues from product sales. Since we have ceased our product development activities, we will not have any revenues for the foreseeable future. Also, we will continue to incur expenses from the wind down of the clinical operations and general and administrative costs associated with running the company. As a result, we expect to continue to incur net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital. As of December 31, 2014, we had approximately $51.6 million of cash and cash equivalents. In September 2014, we implemented a workforce reduction plan described in Note 7 to the financial statements and other cost-cutting measures.

Recent Developments

On January 14, 2015, the Company announced that it had entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Tobira Therapeutics, Inc., a Delaware corporation (“Tobira”), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapeutics to treat liver disease, human immunodeficiency virus, fibrosis and inflammation, Landmark Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the “Merger Sub”) and, solely with respect to Section 5.14 of the Merger Agreement, Brent Ahrens, as the agent of Tobira’s stockholders.

Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by the Company’s stockholders and Tobira’s stockholders, the Merger Sub will be merged with and into Tobira (the “Merger”), with Tobira surviving the Merger as a wholly-owned subsidiary of the Company. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

At the effective time of the Merger, but subject to the escrow provisions described below: (a) each outstanding share of Tobira’s common stock will be converted into and exchanged for the number of shares of the Company’s common stock (the “Company Common Stock”) equal to the exchange ratio described below; (b) each outstanding Tobira stock option will be assumed by the Company; and (c) certain warrants to acquire Tobira capital stock will be assumed by the Company.

Under the exchange ratio formula in the Merger Agreement, immediately after the Merger, but excluding the effect of any financing (as described below), the former Tobira securityholders are expected to own approximately 68% of the aggregate number of shares of the Company Common Stock, and the stockholders of the Company immediately prior to the Merger (the “Company Stockholders”) are expected to own approximately 32% of the aggregate number of shares of the Company Common Stock (on a fully diluted basis). This exchange ratio will be adjusted to the extent the Company’s net cash at closing is greater or less than $38 million.

Following the Merger, Tobira’s Chief Executive Officer, Laurent Fischer, M.D., will be the Company’s Chief Executive Officer, and the Company’s corporate headquarters will be relocated to 701 Gateway Blvd, Suite 300, South San Francisco, CA 94080. Additionally, following the Merger, the board of directors of the Company will consist of nine seats and will be comprised of six representatives of Tobira and three representatives of the Company, with the Company’s current chairman of the board of directors, Dennis Podlesak, continuing to act as chairman of the board of the Company following the Merger.

The Merger Agreement contains customary representations, warranties and covenants made by the Company and Tobira, including covenants relating to obtaining the requisite approvals of the stockholders of the Company and Tobira, indemnification of directors and officers, the Company’s and Tobira’s conduct of their respective businesses between the date of signing the Merger Agreement and the closing of the Merger and a covenant by the Company to, following the closing of the Merger, file a registration statement on Form S-3 to register the resale of the shares of Company Common Stock issued pursuant to the Merger Agreement.

The authorization and issuance of the shares of Company Common Stock in the Merger and in the financing described below, amendments of the Company charter related to changing the name of the Company and a potential five to one reverse stock split are subject to approval by the Company’s stockholders. The Merger is subject to other customary closing conditions, including, among other things, the accuracy of the representations and warranties, subject to certain materiality qualifications, compliance by the parties with their respective covenants and no law or order preventing the Merger and related transactions.

The Merger Agreement may be terminated by either party under certain circumstances, including, among others: (i) if the closing has not occurred by the six-month anniversary of the Merger Agreement; (ii) if a court or other governmental entity has issued a final and non-appealable order prohibiting the closing; (iii) if the Company’s or Tobira’s stockholders fail to approve the transaction; (iv) upon a material uncured breach by the other party that would result in a failure of the conditions to the closing; or (v) in the event of a material adverse event. Upon termination of the Merger Agreement for a party’s failure to obtain the approval of its stockholders, such party is obligated to pay the other party a termination fee of $1 million plus reimburse the other party’s fees and expenses up to $250,000. If such party enters into an agreement relating to an Acquisition Transaction (as defined in the Merger Agreement) or consummates an Acquisition Transaction within 12 months following a termination for the failure to obtain stockholder approval, such party is obligated to pay an additional $1 million to the other party. In addition, if the Merger Agreement is terminated due to certain breaches of the Merger Agreement, the breaching party is obligated to reimburse up to $250,000 of the other party’s fees and expenses.

2	Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

In March 2013, we incorporated Regado Biosciences Europe Limited, a wholly owned subsidiary registered in England and Wales, in order to establish a legal presence in the European Union (EU) for the purpose of conducting clinical trials in the EU. Regado Biosciences Europe Limited had no operations during the years ended December 31, 2014 or 2013.

The accompanying consolidated financial statements include the accounts of Regado Biosciences, Inc. and its wholly owned subsidiary, Regado Biosciences Europe Limited. There were no significant intercompany accounts or transactions that needed to be eliminated in consolidation. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated in consolidation.

Liquidity

Our financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. Operations since inception have consisted primarily of developing and acquiring product technologies and securing financing.

The accompanying financial statements have been prepared assuming that we will operate as a going concern. We have had negative cash flows from operating activities of $52.7 million for the year ended December 31, 2014. Prior to our initial public offering (“IPO”), we were funded primarily through the issuance of preferred stock and debt. We will continue to closely monitor and analyze expenses and make adjustments as necessary to prioritize business operations. Following the restructuring described in Note 7, and assuming that a transaction involving a potential business alternative is not consummated, we believe that the net proceeds from our recent common stock offerings to new and existing investors (see Note 10) will be sufficient for us to fund our reduced operations for the foreseeable future.

Reclassifications

Certain amounts in the December 31, 2013 consolidated balance sheet and statements of cash flows have been reclassified for comparative purposes to conform to the current year presentation. This reclassification did not have any impact on our loss from operations or net loss for the year ended December 31, 2013 or on total assets as of December 31, 2013.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amount of certain of our financial instruments, including cash and cash equivalents, and accounts payable approximate fair value due to the short maturities of those financial instruments. In conjunction with the refinancing of our long term debt in May 2013, we were required to recognize a warrant liability at December 31, 2014 and 2013 that is required to be measured at fair value on a recurring basis (see Note 3).

Our valuation of financial instruments is based on a three-tiered approach, which requires that fair value measurements be classified and disclosed in one of three tiers. These tiers are: Level 1, defined as quoted prices in active markets for identical assets or liabilities; Level 2, defined as valuations based on observable inputs other than those included in Level 1, such as quoted prices for similar assets and liabilities in active markets, or other inputs that are observable or can be corroborated by observable input data; and Level 3, defined as valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants.

Cash and Cash Equivalents

We consider all interest-bearing investments due on demand and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash and cash equivalents included cash of $1.7 million and $363,000 at December 31, 2014 and 2013, respectively. Cash and cash equivalents at December 31, 2014 and 2013 also included investments of $49.9 million and $30.3 million, respectively, in money market funds invested in U.S. Treasury securities with original maturities of less than three months. Cash deposits are held in federally insured financial institutions in the United States of America. We maintain cash in accounts which are in excess of federally insured limits.

Segment and Geographic Information

Operating segments are defined as components of an enterprise engaging in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates and manages its business as one operating segment and all of the Company’s operations were in North America during 2014 and 2013.

Clinical Trial Supplies

Historically, we capitalized materials that were to be used in our REGULATE-PCI clinical trial that had an alternative future use in either ongoing or future clinical research or development projects. Clinical trial supplies may comprise material used to manufacture active pharmaceutical ingredients (“API”) used to develop our product candidates, in-process or completed API, in-process or completed unlabeled finished drug product and labeled finished drug product. With the termination of the REGULATE-PCI trial and suspension of development activities we have expensed these supplies.

As of December 31, 2014 we expensed all clinical trial supplies. This resulted in expenses of $8.2 million, which are included in R&D expenses for the year ended December 31, 2014. As of December 31, 2013, clinical trial supplies included in other current assets were $4.6 million of which $1.6 million and $3.0 million represented API held at the third party storage facility and drug product located at depots, respectively.

Clinical Agreements

We entered into various clinical trial agreements with academic research organizations (“AROs”) and clinical research organizations (“CROs”) for the planning, management and execution of clinical trials. The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows. The majority of our service providers invoice us monthly in arrears for services performed or when contractual milestones are met. Costs for ARO and CRO contracts are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided by vendors on their actual costs incurred; such costs are charged to research and development expense in the accompanying consolidated statements of comprehensive loss. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the research and development expense. Upfront contract signing fees are amortized over the life of the respective contract.

In general, our ARO and CRO service agreements permit either party to terminate at will, although we would continue to be responsible for payment of all services completed (or pro-rata completed) at the time of notice of termination, plus any non-cancellable expenses that have been entered into by the ARO and CRO on the Company’s behalf. Accordingly, such expenses would be accrued at time of contract termination and any prepaid expenses and unamortized advance payments would be expensed, accordingly.

All upfront and contract signing costs were applied to outstanding invoices or expensed during the year ended December 31, 2014. Prepaid expenses on the December 31, 2013 consolidated balance sheet included $1.1 million related to clinical agreements. Other non-current assets at December 31, 2013 included $4.5 million of upfront payments which were applied to final invoices as required under the respective contract.

Value Added Taxes

We are charged value added taxes on purchases, made on the Company’s behalf by a CRO, of certain clinical supplies from manufacturers in foreign jurisdictions. As of December 31, 2014 and 2013, the Company had recorded $1.2 million as a VAT receivable and $780,000 as a VAT liability in the accompanying consolidated balance sheet within other current assets and accrued expenses, respectively. There was no impact on our loss from operations or net loss for the year ended December 31, 2014 and 2013 related to VAT.

Property and Equipment

Property and equipment consists primarily of laboratory and computer equipment and furniture, which are recorded at cost and depreciated using the straight-line method over their estimated useful lives, ranging from two to five years. Amortization for leasehold improvements is computed using the straight-line method over the estimated useful lives of the assets or over the term of the related leases, whichever is shorter.

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to income. Repairs and maintenance costs are expensed as incurred.

Intangible Assets and Impairment of Long-lived Assets

The Company’s policy is to file patent application(s) to protect technology, inventions and improvements that are considered important to the development of its business. The patent positions of technology companies, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. Upon receipt of a patent grant, the respective costs are amortized over the remaining life of the patent.

The Company amortizes license agreements over the stated contractual life.

We perform a quarterly review of finite-lived identified intangible assets to determine whether facts and circumstances indicate that the useful life is shorter than we had originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances exist, we assess recoverability by comparing the projected undiscounted net cash flows associated with the related assets or group of assets over their remaining lives against their respective carrying amounts. Impairments, if any, are based on the excess of the carrying amount over the fair value of those assets. If an asset’s useful life is shorter than originally estimated, we accelerate the rate of amortization and amortize the remaining carrying value over the new shorter useful life. For the year ended December 31, 2014, management has determined that the carrying value of the patents is impaired. As a result, the Company recognized an impairment loss of approximately $2.1 million for the year ended December 31, 2014. No such impairment was recognized for the year ended December 31, 2013 except for expense recognized for expired and abandoned patents totaling $371,000. Such expenses are included in research and development expenses in the accompanying consolidated statements of comprehensive loss.

Research and Development

Research and development (“R&D”) expenses include direct and indirect R&D costs. Direct R&D consists principally of external costs, such as fees paid to investigators, license and patent amortization and related impairment, consultants central laboratories and clinical research organizations, including costs incurred in connection with our clinical trials, and related clinical trial fees and all employee-related expenses for those employees working in research and development functions, including stock-based compensation for R&D personnel. Indirect R&D costs include overhead costs related to facilities, depreciation, insurance, and small supplies that are not allocated to specific product candidates or indications. R&D costs are expensed as incurred.

Stock-based Compensation

In accordance with FASB Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, as modified or supplemented, we measure compensation cost for share-based payment awards granted to employees and non-employee directors at fair value using the Black-Scholes option-pricing model. We recognize compensation expense on a straight-line basis over the service period for awards expected to vest. Share-based compensation cost related to share-based payment awards granted to non-employees is adjusted each reporting period for changes in the fair value of our common stock until the measurement date. The measurement date is generally considered to be the date when all services have been rendered or the date that options are fully vested.

Series F Convertible Preferred Stock

The Series F convertible preferred stock was deemed to have a beneficial conversion feature (a “BCF”). See Note 10 for further detail regarding the accounting for the Series F convertible preferred stock and this feature.

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by dividing the net loss by the weighted-average number of common stock equivalents outstanding for the period determined using the treasury-stock method. Dilutive common stock equivalents are comprised of convertible preferred stock, options outstanding under our stock option plan and warrants.

Recent Accounting Pronouncements

In June of 2014 the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU 2014-10”), Development Stage Entities (Topic 915) “Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation” (“ASU 2014-10”). The amendments in ASU 2014-10 remove the definition of a development stage entity from the master glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of comprehensive loss, cash flows, and changes in stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. We have elected to early adopt the provisions of ASU 2014-10 for the current period presented. Other than the changes in presentation noted above, the adoption of ASU 2014-10 did not have significant impact on our results of operations, financial condition or cash flows.

In August 2014, FASB issued ASU 2014-15-Presentation of Financial Statements-Going Concern (ASC Subtopic 205-40): “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”. The update requires management to assess a company’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. All entities are required to apply the new requirements in annual periods ending after December 15, 2016, and interim periods thereafter. Early application is permitted. As such, we are required to adopt these provisions for the annual period ending December 31, 2016. We are currently evaluating the impact of FASB ASU 2014-15 but we do not expect the adoption thereof to have a material effect on the Company’s financial statements.

3	Fair Value of Financial Instruments

The following table (in thousands) sets forth our assets and liabilities that were measured at fair value on a recurring basis at December 31, 2014 and 2013 by level within the fair value hierarchy. As required by ASC 820-10, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

	As of December 31, 2014				As of December 31, 2013
Assets and Liabilities	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance as of December 31, 2014	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2013
Assets:
Money market funds	$49,856	$—	$—	$49,856	$30,325	$—	$—	$30,325
Total assets at fair value	$49,856	$—	$—	$49,856	$30,325	$—	$—	$30,325
Liabilities:
Warrant liability	$—	$—	$8	$8	$—	$—	$19	$19
Total liabilities at fair value	$—	$—	$8	$8	$—	$—	$19	$19

The change in the fair value measurement using significant unobservable inputs (Level 3) is summarized below (in thousands):

Balance at December 31, 2013	$19

Change in fair value recorded as interest income	(68)

Change in fair value recorded as interest expense	57

Balance at December 31, 2014	$8

The warrant liability represents our allocation of a portion of the proceeds from the May 2013 Comerica Loan (as defined in Note 9). The allocation of the proceeds from the Comerica Loan was based on the fair value of the warrant liability on the date of grant. We utilized the Binomial pricing model to determine the fair value of the warrant liability. We record changes in the fair value of the warrant liability as interest expense or interest income, as applicable.

We used significant assumptions in estimating the fair value of the warrant liability including the estimated volatility, risk free interest rate, estimated fair value of the preferred shares, and the estimated life of the warrant. These assumptions were used to establish an expected set of cash flows which were probability-weighted and discounted to present value to determine a fair value.

4	Property and Equipment, net

Property and equipment consist of the following (in thousands):

	As of December 31,
	2014	2013
Leasehold improvements	$—	$333
Computer equipment and software	223	184
Laboratory equipment	—	1,775
Furniture and equipment	186	27
Less – Accumulated depreciation	(170)	(2,211)

Property and equipment, net	$239	$108

Depreciation expense for the years ended December 31, 2014 and 2013 was $127,000, and $61,000, respectively.

5	Intangibles

Since we have discontinued our clinical trials, have no intention of resuming drug development related to these intangibles and there is no discernible market for such intellectual property, we have recorded an impairment of these intangibles during 2014.

The following information details the carrying amounts and accumulated amortization of our intangible assets subject to amortization (in thousands):

	As of December 31, 2014				As of December 31, 2013
	Weighted Average Useful Life Remaining	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Identifiable intangible assets:
Patents	8.0 years	$—	—	—	$1,518	$(383)	$1,135
Product licenses	2.0 years	—	—	—	1,555	(1,424)	131
Total	7.8 years	$—	—	—	$3,073	$(1,807)	$1,266

We record amortization of patent and product license costs in research and development expense in the accompanying consolidated statements of comprehensive loss.

Patents

Patent costs consist of expenditures incurred for various patent applications. As of December 31, 2013, we had $557,000 of costs related to patents not subject to amortization as they had yet to be granted. We incurred patent costs of approximately $383,000 during the year ended December 31, 2014. We recognized an impairment loss on all patents of approximately $2 million and $371,000 for the years ended December 31, 2014 and 2013, respectively. The 2014 impairment loss was taken as a result of the termination of the clinical trials.

Product Licenses

We have primary license agreements with Duke University, Archemix Corporation, and Nektar Therapeutics AL and all of the licenses were being amortized over the stated contractual life. We incurred costs related to product licensing of approximately $7,000 during the year ended December 31, 2014. We recognized an impairment loss of approximately $104,000 and $0 for the years ended December 31, 2014 and 2013, respectively.

6	Commitments and Contingencies

Employment Agreement

We entered into an employment agreement with our President and Chief Operating Officer which has an effective date of October 2014. The agreement specifies the compensation payable to, and the services to be provided by, the executive. If the agreement should be terminated by us for other than cause, as defined, we are required to pay 12 months of the executive’s base salary and the executive’s target bonus for the year to be paid semi-monthly.

Clinical Agreements

We had various clinical trial agreements with AROs and CROs for the planning, management and execution of clinical trials. The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows. These contracts generally provide for termination on notice (see Note 2—Clinical Agreements). All such contracts have been terminated as of December 31, 2014.

Milestones and Other Obligations

Upon the commencement of our REGULATE-PCI trial which occurred in September 2013, we were obligated to make milestone payments of $500,000 to Duke University (“Duke”), and $1.0 million to Archemix Corporation, (“Archemix”). We paid $500,000 of such milestone obligations during the year ended December 31, 2013. The $1.0 million balance was accrued for as of December 31, 2013, and accordingly, was included in research and development expense in the accompanying statement of comprehensive loss for the year ended December 31, 2013. Payment was made during the year ended December 31, 2014. There are no further payments due for milestones and no outstanding obligations as of December 31, 2014.

We entered into an agreement with MTS Partners L.P. (“MTS”) where MTS would advise us in connection with its consideration, evaluation and/or exploration of potential transactions. The fees would be a non-refundable retainer of $100,000 upon execution of the agreement plus a fee equal to $1.5 million upon the closing of the transaction, with $500,000 payable in the form of public company securities. The $100,000 retainer was paid during the year ended December 31, 2014. The $1.5 million payment will be paid if we consummate a transaction, including the pending merger with Tobira.

We entered into an agreement with Cowen and Company, LLC (“Cowen”) where Cowen has been engaged to act as a financial advisor to us in connection with the proposed merger transaction with Tobira. A cash fee of $500,000 is due when Cowen informs the Board of Directors of the Company that it is prepared to render its first opinion. This amount is due without regard to whether the transaction is consummated. In the event of a subsequent opinion, Cowen shall be paid $250,000 in common stock of the Company. If the transaction is consummated, Cowen shall be paid a transaction fee at the closing of the transaction of $250,000 payable in common stock. There have been no payments made for the year ended December 31, 2014.

License Agreements

In December 2012, in connection with its Series E Preferred Stock financing, we entered into a Technology Transfer Agreement (the “Tech Transfer Agreement”) with Domain Russia Investments Limited or DRI. In accordance with the terms of the Tech Transfer Agreement, in May 2013 we entered into a Clinical Development and Collaboration Agreement with NovaMedica pursuant to which we agreed to assist NovaMedica in the development and commercialization of our product candidates in the Covered Territory, as defined.

Operating Leases

During 2014, we maintained three separate office locations:

We rent an administrative office space in Durham, North Carolina (the “Durham Office Lease”) under an operating lease agreement effective May 1, 2013, with annual lease obligations of $39,000, $40,000 and $41,000 for years one through three, respectively, for 36 months.

In April 2007, we entered into an operating lease for 8,495 square feet of laboratory space in Durham, North Carolina. The lease expired July 31, 2012 and subsequent thereto we were on a month-to-month basis with base rent of $11,000 per month. In December 2013 the Company signed a new one year lease for such space with base rent of approximately $13,000 per month and such lease was not renewed at December 31, 2014. An initial letter of credit of $115,000 was given to the lessor for use of the facility, and the letter of credit was reduced to $46,000 on the fourth anniversary date of the lease. This lease has been terminated and the letter of credit has been cancelled.

In April 2014, we entered into a 6-year lease agreement for 18,467 square feet of administrative office space at 106 Allen Road in Basking Ridge, NJ. The total contractual obligation is $2.4 million. This space is being actively marketed.

Rent expense related to operating leases was $478,000 and $464,000 for the years ended December 31, 2014 and 2013, respectively.

Future minimum aggregate payments under non-cancelable lease obligations as of December 31, 2014 are as follows (in thousands):

For the year ending December 31:	Amount
2015	$315
2016	389
2017	472
2018	489
2019	498
thereafter	291

Total minimum lease payments	$2,454

Legal Proceedings

On July 10, 2014, the first of two purported securities class action lawsuits was commenced in the United States District Court for the District of New Jersey, naming as defendants us and certain of our officers and directors. The lawsuits, which were consolidated on September 26, 2014, alleged violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 in connection with allegedly false and misleading statements made by us related to our Phase 3 trial of Revolixys in patients undergoing certain percutaneous coronary intervention procedures. Plaintiffs alleged, among other things, that we failed to disclose facts related to the potential risk of several allergic reactions following the administration of Revolixys and therefore made false or misleading statements about Revolixys’ safety. This consolidated lawsuit was dismissed without prejudice on December 10, 2014.

On February 2, 2015, a purported shareholder of the Company filed a putative class-action lawsuit (captioned Maiman v. Regado Biosciences, Inc., Case No. 10606-CB) in the Court of Chancery for the State of Delaware, challenging the proposed stock-for-stock Merger of the Company with Tobira. The complaint names as defendants: (i) each member of the Company’s Board of Directors, (ii) the Company, (iii) Tobira, and (iv) Landmark Merger Sub Inc. Plaintiff alleges that the Company’s directors breached their fiduciary duties to the Company’s stockholders by, among other things, (a) agreeing to merge the Company with Tobira for inadequate consideration, (b) implementing a process that was distorted by conflicts of interest, and (c) agreeing to certain provisions of the Merger Agreement that are alleged to favor Tobira and deter alternative bids. Plaintiff also generally alleges that the entity defendants aided and abetted the purported breaches of fiduciary duty by the directors. Plaintiff seeks an injunction against the consummation of the Merger and an award of costs and expenses, including a reasonable allowance for attorneys’ and experts’ fees. The Company believes the litigation is without merit.

In addition, from time to time and in the ordinary course of business, we are subject to various other claims, charges and litigation. Class action lawsuits and any other related lawsuits are subject to inherent uncertainties, and the actual defense and disposition costs will depend upon many unknown factors. The outcome of these lawsuits is necessarily uncertain. We could be forced to expend significant resources in the defense of these suits and we may not prevail. In addition, we may incur substantial legal fees and costs in connection with these lawsuits. We have a multi-layer Directors and Officers (“D&O”) insurance policy which will provide reimbursement of the defense costs. There is not a guarantee that our insurance limits will be sufficient to cover all incurred expenses. We currently are not able to estimate the possible cost to us from these matters, as this lawsuit is currently at an early stage, and we cannot be certain how long it may take to resolve this matter or the possible amount of any damages that we may be required to pay. We have not established any reserve for any potential liability relating to this lawsuit. It is possible that we could, in the future, incur judgments or enter into settlements of claims for monetary damages. A decision adverse to our interests on these actions could result in the payment of substantial damages, or possibly fines, and could have a material adverse effect on our cash flow, results of operations and financial position.

7	Restructuring

On September 24, 2014, the Company announced a workforce reduction plan to reduce costs following the termination of the REGULATE-PCI trial. Pursuant to the workforce reduction plan, the Company eliminated 88% of the Company’s workforce, or 28 of our 32 full-time employees, across all operational sites. Affected employees were offered separation benefits, including severance payments, and temporary healthcare coverage assistance.

Effective September 26, 2013, we reduced our workforce by eliminating 5 of our then 32 full-time employees. The majority of the affected employees worked in drug discovery roles at our laboratory facility in North Carolina. The goal of our reduction in workforce was to enable us to focus management and financial resources on advancing our lead product candidate, REG1, in our REGULATE-PCI trial.

There was $3.3 million of severance expense incurred in 2014 and $2.6 million remains unpaid at December 31, 2014. There was $667,000 of severance expense incurred in 2013 and $417,000 remained unpaid at December 31, 2013.

We have accrued $4.6 million in connection with the wind down of various operational activities for the company including severance, final payments and anticipated but identified close down expenditures. In our estimation, our accrual for these costs is reasonable, based on the best information currently available, although the resolution of certain contingencies could result in ultimate expenditures up to an estimated maximum amount of $7.0 million.

8	Accrued Expenses

The components of accrued expenses are as follows (in thousands):

	As of December 31,
	2014	2013
Accrued license milestones	$—	$1,000
Accrued obligations under clinical contracts	—	1,957
Accrued restructuring costs	4,591	—
Accrued legal and professional services	276	152
Accrued VAT expenses	780	780
Accrued interest	21	24
Accrued compensation and benefits	140	1,225
Accrued expenses, other	490	386

Total accrued expenses	$6,298	$5,524

9	Long-term Debt

In May 2011, we entered into a loan and security agreement with MidCap Financial SBIC, LP pursuant to which we borrowed a total of $6.0 million, at the stated rate of LIBOR, at a 2% rate floor, plus 8% spread per annum. The loan was payable in monthly installments beginning May 2012 through August 2014. Our assets (including intellectual property) were collateral for the borrowings, and we were required to pay a 3% final payment of $180,000 regardless of when the loan was paid in full. The final installment on the loan and final payment were made in 2013.

On May 13, 2013, we secured a venture debt loan with Comerica Bank (the “Comerica Loan”). We borrowed $4.5 million (“Tranche One”), and the proceeds of the loan were utilized to repay all amounts due to MidCap Financial SBIC, LP. The Comerica Loan bears interest at Comerica’s Prime Reference Rate (as defined in the Loan Agreement) subject to a floor of 30 day LIBOR plus 250 basis points plus 4.0%, or 7.25% as of December 31, 2014. The terms allow for an interest only period of 15 months, and the remaining principal and interest will be repaid starting September 2014 over a nine-month period (24 months in total), maturing in 2015. Upon (i) Comerica’s receipt of evidence satisfactory to Comerica that the 1,000 patient interim analysis in the REGULATE-PCI study was successful and performed by April 30, 2014 and (ii) our completion of the IPO and receipt of net proceeds of at least $50.0 million prior to June 30, 2013, we had the option to borrow an additional $4.0 million in the second tranche, or (“Tranche Two”). Since the latter of the Tranche Two conditions was not satisfied, Tranche Two is solely at the discretion of Comerica. We have not, and have no intention of, borrowing under Tranche Two. At December 31, 2014 and 2013, the balance outstanding was approximately $2,629,000 and $4,452,000 respectively.

Interest expense recorded related to the Comerica Loan, including changes in fair value of warrants, was approximately $575,000 and $355,000 for the years ended December 31, 2014 and 2013, respectively. Interest expense recorded related to the MidCap Loan was $0 and $325,000 for the years ended December 31, 2014 and 2013, respectively.

In connection with the funding of Tranche One, we issued to Comerica a warrant to purchase 156,250 shares of the Series E Preferred Stock at a price of $0.72 per share, or the Warrant Price, subject to adjustment for stock splits, combinations, reclassifications or exchanges and certain dilutive issuances. After giving effect to our IPO and reverse stock split, the warrant was adjusted to a warrant to purchase 9,356 shares of our common stock at a price of $12.02 per share (see Note 4).

Under the terms of the Loan Agreement, we granted Comerica a first priority security interest in substantially all of our assets other than our intellectual property. The Loan Agreement does not contain any ongoing financial covenants.

The Loan Agreement provides that upon the occurrence of and during a period of default as defined therein, interest on the loan will accrue at a penalty rate. Upon the occurrence and during the continuance of a default, or a material adverse event, Comerica may, at its election, make all obligations under the Loan Agreement immediately due and payable, cease advancing money or extending credit, exercise its right of setoff, foreclose on our assets, dispose of collateral at a public or private sale, and exercise any other remedies available to a secured creditor at law or in equity. Management has discussed the loan agreement with Comerica, and Comerica has indicated they are not planning to exercise their call option as the Company has adequate cash on the balance sheet and is submitting required capital repayments.

The Comerica debt is summarized as follows (in thousands):

	As of December 31,
	2014	2013
Principal due in 2014	$—	$2,000
Principal due in 2015	2,500	2,500
Less: unamortized discount	(13)	(103)
Plus – fees due at closing (1)	142	55

Total Short Term Debt	2,629	4,452
Less: current portion	(2,629)	(2,000)

Long-term debt, net	$—	$2,452

(1)	On the date that all of the principal and interest of the Comerica Loan become due and payable, we must pay an end of term fee of $173,000 (the “Final Fee”). The Final Fee is being accreted to interest expense over the term of the Comerica Loan

In accounting for the Comerica Loan, the loan was separated into debt and warrant liability components. We utilized the Binomial pricing model to determine the fair value of the warrant liability component (see Note 3). The carrying amount of the debt component was determined by deducting the fair value of the warrant liability component from the par value of the Comerica Loan as a whole. The excess of the principal amount of the Comerica Loan component over its carrying amount, referred to as the debt discount, is amortized to interest expense over the term of the loan. The warrant liability component is re-measured at each reporting date and changes in the fair value of the warrant liability are recorded as interest expense or interest income, as applicable.

In accounting for the transaction costs related to the issuance of the Comerica Loan, we allocated the total costs incurred to the debt and warrant liability components of the Comerica Loan based on their relative values. Transaction costs attributable to the debt component are amortized to interest expense over the term of the Comerica Loan, and transaction costs attributable to the warrant liability component were immediately expensed.

10	Stockholders’ Equity (in thousands except share and per share amounts)

Post IPO Common and Preferred Stock Authorized Shares

Effective with the IPO, pursuant to the Company’s Sixth Amended and Restated Certificate of Incorporation (the “Restated Certificate”) the Company is authorized to issue two (2) classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Company is authorized to issue is 501,000,000 shares of capital stock, of which (i) 500,000,000 shares are designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) 1,000,000 shares are class designated as preferred stock, par value $0.001 per share. (the “Preferred Stock”).

Prior to the IPO the Company was authorized to issue two (2) classes of shares to be designated, respectively, “Pre-IPO Common Stock” and “Pre-IPO Preferred Stock.” The total number of shares of capital stock that the Company was authorized to issue was 698,363,299 shares. The total number of shares of Pre-IPO Common Stock the Company was authorized to issue was 500,000,000 shares, $0.001 par value per share. The total number of shares of Preferred Stock the Company was authorized to issue was 198,363,299 shares, $0.001 par value per share, of which (a) 5,798,178 shares were to be designated Series A Preferred Stock (the “Series A Preferred Stock”); (b) 16,666,665, shares were to be designated Series B Preferred Stock (the “Series B Preferred Stock”); (c) 17,037,037 shares were to be designated Series C Preferred Stock (the “Series C Preferred Stock”), (d) 71,666,667 shares were to be designated Series D Preferred Stock (the “Series D Preferred Stock”), and (e) 87,194,752 shares were to be designated Series E Preferred Stock (the “Series E Preferred Stock,” and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, and the Series D Preferred Stock, the “Pre-IPO Preferred Stock”).

Each holder of record of Common Stock shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to the Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by the Restated Certificate (including any certificate of designation relating to such series of Preferred Stock).

Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof.

Upon the dissolution, liquidation or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Company upon such dissolution, liquidation or winding up of the Company, the holders of Common Stock shall be entitled to receive the remaining assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them.

The Board of Directors is authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, and the powers (including voting powers, if any), preferences and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series of Preferred Stock. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding

2014 and 2013 Transactions

In April 2014, we consummated an underwritten public offering of 10,000,000 shares of our common stock (the “April 2014 Offering”) at a price of $6.00 per share or $5.64 per share after deducting underwriting discounts and commissions. Upon the underwriters’ exercise of the over-allotment option in connection with this offering, we issued an additional 279,461 shares of common stock resulting in total net proceeds to us of approximately $57.5 million after deducting underwriting discounts of $3.7 million and offering costs of $0.5 million. In connection with the April 2014 Offering, the Company, each of its officers and directors and certain stockholders agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock for a 90-day period after the offering, except with the prior written consent of the underwriters. This restriction has now expired.

Pursuant to the IPO all shares of Series A – E Preferred Stock then outstanding automatically converted into an aggregate of 9,396,767 shares of common stock.

Per the Series E Preferred Stock financing agreement executed on December 18, 2012, a second financing tranche of $10.3 million for 14,320,168 shares of Series E Preferred Stock took place on March 22, 2013. The agreement also provided that a third financing tranche of $17.8 million for 24,770,476 shares of Series E preferred stock would take place on or before January 17, 2014. However, pursuant to the terms of a Termination Agreement entered into by the parties to the Series E Purchase Agreement, our obligation to sell additional shares of Series E Preferred Stock to the investors and the obligations of the investors to purchase additional shares of Series E Preferred Stock terminated immediately prior to the consummation of the IPO and no additional shares of Series E Preferred Stock will be sold pursuant thereto.

During the first quarter of 2014, we sold 4,000,000 shares of our common stock at a purchase price of $5.00 per share to certain accredited and institutional investors (the “2014 Private Placement”), raising an aggregate of $20.0 million before sales agency fees and offering costs of approximately $1.4 million. . In connection with this financing, the Company entered into a securities purchase agreement, pursuant to which it agreed to register the resale of the shares of common stock issued in the financing.

On March 21, 2014, we entered into an exchange agreement, (“Exchange Agreement”), with Biotechnology Value Fund, LP, Biotechnology Value Fund II, LP and Investment 10, LLC (“the Exchanging Stockholders”) pursuant to which we effected an exchange (“the Exchange”) of the 2,000,000 shares of our common stock purchased by the exchanging stockholders in our 2014 Private Placement for 10,000 shares of newly designated Series F Convertible Preferred Stock (“Series F”) with a stated value of $1,000 per share, each share of which is convertible into 200 shares of our common stock (subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock).

The preferred stock was issued without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act.

Series F Convertible Preferred Stock Terms

Pursuant to the terms of the Series F, the exchanging stockholders have the right to convert the Series F into 2,000,000 shares of our common stock, determined by dividing the stated value of $1,000 per share by the conversion price of $5.00 per share, subject to adjustment in the event of stock splits, recapitalizations and other similar events affecting our common stock; provided, however, that the preferred stock cannot be converted by the exchanging stockholders if, after giving effect thereto, the exchanging stockholders would beneficially own more than 9.99% of our common stock, calculated as provided in the certificate of designation establishing the preferred stock, subject to certain exceptions.

The holders of the preferred stock will not have the right to vote on any matter except to the extent required by Delaware law.

Series F convertible preferred shares are entitled to dividends in the same form as dividends actually paid on shares of common stock other than dividends in the form of common stock.

Upon the execution of a fundamental transaction which effects a merger or other change of control transaction of the Company, a holder will have the right to receive, upon any subsequent conversion of a share of Series F (in lieu of conversion shares) for each issuable conversion share, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such fundamental transaction if it had been, immediately prior to such fundamental transaction, the holder of the shares of common stock into which such holder’s shares of Series F is then convertible.

Accounting for the Series F Convertible Preferred Stock

Each share of the Series F is convertible into 200 shares of common stock at any time at the option of the holder, subject to adjustment, and the beneficial ownership limitation provision noted above. The Company has recorded the Series F in equity. The initial carrying value of the Series F was $24.8 million. Upon completion of the Exchange, the conversion option of the Series F was immediately exercisable; therefore, the $14.8 million discount related to the BCF was immediately accreted to Series F, resulting in an increase in the carrying value of the Series F by $14.8 million. For the year ended December 31, 2014, the value of the BCF of $14.8 million was included in the Company’s net loss applicable to common shareholders (see Note 14).

As the Series F are considered participating securities, the Series F participates in the earnings or losses of the Company. Consequently, net losses were adjusted for the deemed distributions relating to the BCF and losses attributable to preferred stockholders to calculate the net loss attributable to common stockholders for the year ended December 31, 2014.

Warrants

See Notes 3 and 9 regarding our issuance of a warrant for Series E Preferred Stock in connection with obtaining the Comerica Loan. As of December 31, 2014 and 2013, we had 9,356 and 16,332 warrants outstanding, respectively, that were exercisable into common shares at a weighted average price of $12.02 and $6.96 per share, respectively, at the option of the warrant holder. During the year ended December 31, 2014, warrants for 6,976 shares of common stock were exercised at an exercise price of $0.17.

11	Stock Based Compensation

Equity Compensation Plans

The 2013 Equity Compensation Plan (the “2013 Plan”) adopted by our Board of Directors in May 2013, became effective upon consummation of the IPO in August 2013. There are 4,408,369 common shares authorized for future issuance under the 2013 Plan of which 937,228 were available as of December 31, 2014. Upon effectiveness of the 2013 Plan, stock options outstanding under the 2004 Equity Compensation Plan (the “2004 Plan”) to acquire 1,406,910 shares of our common stock were assumed under the 2013 Plan, leaving stock options to acquire 34,342 shares of our common stock outstanding under the 2004 Plan. There will be no further awards made under the 2004 Plan.

The 2013 Plan includes an “evergreen provision” that allows for an annual increase in the number of shares of common stock available for issuance under the 2013 Plan. The annual increase will be added on the first day of each fiscal year starting January 1, 2014, inclusive, and will be equal to five percent of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year as determined by the board of directors (the Board). The Board may act prior to the first day of any calendar year, to provide that there shall be no increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year shall be a lesser number of shares of Common Stock than would otherwise occur. On January 1, 2014 another 1,065,530 shares became available for grant under this evergreen provision, increasing the number of shares authorized for issuance under the 2013 Plan from 3,342,839 shares to a total of 4,408,369 shares as of December 31, 2014. On January 1, 2015 another 1,680,461 options became available for grant under this evergreen provision.

Stock Options

We use the Black-Scholes-Merton option pricing model to determine the fair value of our stock options. The determination of the fair value of stock-based payment awards on the date of grant using an option pricing model is affected by our stock price, as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, risk-free interest rate, actual employee exercise behaviors and expected dividends.

The following table shows the weighted average assumptions used to value stock options on the date of grant, as follows:

	Year ended December 31,
	2014		2013
	Employee	Non-Employees	Employee	Non-Employees
Expected stock price volatility	55.17%	62.71%	46.00%	45.30%

Risk-free interest rate	1.33%	0.10%	1.04%	0.37%

Expected life of option (in years)	3.2	0.6	3.69	2.00

Estimated dividend yield	0.00%	0.00%	0.00%	0.00%

Weighted-average grant date fair value per share	$0.02	$0.02	1.91	1.49

Expected stock price volatility was calculated based on the weighted-average of historical information of similar public entities. We will continue to use a weighted-average approach using other similar public entities’ volatility information until our historical volatility is relevant to measure expected volatility for future option grants. The risk-free rate was based on the U.S. Treasury yield curve in effect at the time of grant commensurate with the expected life assumption. The average expected life was determined based on anticipated exercise strategy and cancellation behavior for employees and nonemployees, primarily non-employee directors. Effective in 2013, a forfeiture rate of 1% and 0% was used for employees and nonemployees, respectively. We have not paid and do not anticipate paying cash dividends; therefore, the expected dividend rate was assumed to be 0%.

The following table summarizes our aggregate Equity Compensation Plan activity:

	Number of Options	Weighted Average Exercise Price	Weighted Average Contractual Term (in years)	Aggregate Intrinsic Value (1)
Outstanding – January 1, 2014	3,272,847
Granted	2,162,142
Exercised	(12,161)
Forfeited	(1,428,678)
Expired	(155,028)
Outstanding – December 31, 2014	3,839,122	$4.68	6.43	$50,252

Exercisable – December 31, 2014	2,067,500	$5.43	4.99	$14,657
Vested and expected to vest at December 31,2014 (2)	3,825,209	$4.67	6.42	$49,761

(1)	Intrinsic value is the excess of the fair value of the underlying common shares as of December 31, 2014 over the weighted-average exercise price. A negative intrinsic value indicates the weighted-average exercise price is greater than the fair value of the underlying common shares as of December 31, 2014.
(2)	The number of stock options expected to vest takes into account an estimate of expected forfeitures.

The total intrinsic value of options exercised during the year ended December 31, 2014 and 2013 was $30,000 and $11,000, respectively.

The following table summarizes certain information about all options outstanding as of December 31, 2014:

	Options Outstanding		Options Exercisable
Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Options Exercisable	Weighted Average Remaining Contractual Life (Years)

$0.80 - $1.10	837,531	9.9	244,280	9.9

$1.67 - $3.84	260,758	3.5	227,286	2.8

$3.85 - $4.50	721,213	5.9	721,213	5.9

$4.51 - $4.81	1,128,061	5.4	717,203	4.0

$4.87 - $12.53	891,559	5.2	697,518	4.1

	3,839,122	6.4	2,607,500	5.0

The following table summarizes certain information about all options outstanding as of December 31, 2013:

	Options Outstanding		Options Exercisable
Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life (Years)	Options Exercisable	Weighted Average Remaining Contractual Life (Years)

$1.67-$3.84	334,921	5.8	254,829	5.0

$4.00	1,366,760	9.6	4,256	1.0

$4.51-$4.81	951,961	7.8	626,455	6.7

$4.87-$12.53	619,205	5.2	501,113	4.1

	3,272,847	7.9	1,386,653	5.4

Stock-Based Compensation Expense

In the fourth quarter of 2014, the Company decided to extend the exercise period of certain awards. The Company accounted for the extension of the exercise period as a modification under modification accounting. The Company valued the old awards immediately prior to the modification and the excess value of the new award over that value is recorded as an incremental expense over the vesting period. Additional stock compensation cost expensed in the year ended December 31, 2014 related to the modification was immaterial.

Total stock-based compensation expense recognized based on the total grant date fair value of options vested and expected to vest was approximately $2.0 million and $988,000 for the years ended December 31, 2014 and 2013, respectively. Due to the valuation allowance against our net deferred tax asset, we have never recognized a tax benefit for stock based compensation.

All stock options issued to nonemployees have been recorded at fair value. Options issued to nonemployees in exchange for services have resulted in expenses of $0 and $59,000 during the years ended December 31, 2014 and 2013, respectively.

As of December 31, 2014, approximately $1,030,000 of total unrecognized compensation cost related to unvested share options is expected to be recognized over a weighted-average period of 2.3 years.

12	Employee Benefit Plan

In 2006, the Company adopted the Regado Biosciences 401k Plan (the Plan). The Plan allows eligible employees to defer up to 87% of their compensation, up to allowable Internal Revenue Service limits. Effective December 19, 2013 the Company elected to match participant elective deferrals in an amount equal to 50% of such elective deferrals on the first 6.0% of each participant’s total compensation for the Plan Year. The Company also declared a retroactive match for the year ended December 31, 2013. The Company’s aggregate 401K match expense for the years ended December 31, 2014 and 2013 was $101,000 and $88,000, respectively.

The Company has a Special Incentive Plan that provides for retention bonuses to be granted to certain participants in the event of a change of control. No such bonuses were incurred in 2014 or 2013.

Effective upon the consummation of the IPO, the Company adopted an Employee Stock Purchase Plan (the “ESPP”). Upon effectiveness, up to 96,360 shares of the Company’s common stock may be issued pursuant to the ESPP. There were no shares outstanding under this ESPP as of December 31, 2014 or 2013.

13	Income Taxes

Significant components of the Company’s deferred income tax assets and liabilities at December 31, 2014 and 2013, consisted of the following (in thousands):

	2014	2013
Deferred income tax assets:
Net operating loss carryforwards	$78,276	$53,436
Property and equipment	8	136
Stock-based compensation expense	1,403	661
Accruals	1,700	1,220
Other	20	44
Valuation allowance for deferred income tax assets	(81,407)	(54,999)

Net deferred income tax assets	—	498
Deferred income tax liabilities:
Patent costs	—	(498)

Net deferred income taxes	$—	$—

At December 31, 2014 and 2013, the Company provided a full valuation allowance against its net deferred income tax assets, as management has assessed that the realization of these benefits is not more-likely-than-not. The change in the valuation allowance is primarily attributable to additional net operating loss carryforwards from current year activity.

The differences between the statutory rate and the effective rate are due to the valuation allowance and other permanent differences, as shown in the table below (dollars in thousands):

	2014		2013
	Tax	Rate	Tax	Rate
Rate Reconciliation
Tax at statutory rate	$(23,489)	35.0%	$(12,054)	35%
Incentive stock options	19	(0.0)%	148	(0.4)%
Non-deductibles	(19)	0.0%	—	0.0%
State taxes	(2,684)	4.0%	(1,378)	4%
Contribution adjustment	19	(0.0)%	—	0.0%
Federal NOL adjustment	(2,145)	3.2%	—	0.0%
State NOL adjustment	1,655	(2.5)%	—	0.0%
Other deferred tax asset adjustment	235	(0.3)%	—	0.0%
Change in valuation allowance	26,408	(39.4)%	13,002	(37.8)%
Other	1	(0.0)%	282	0.8%

Income tax expense reported	$—	—%	$—	—%

As of December 31, 2014, the Company had estimated federal and state operating loss carry forwards of approximately $205.6 million and $257.9 million available the offset future federal and state taxable income which begin to expire in 2022 and 2017, respectively. The utilization of the federal net operating loss carry forwards may be subject to limitations under the rules regarding a change in stock ownership as determined by the Internal Revenue Code, and state laws. Section 382 of the Internal Revenue Code of 1986, as amended, imposes annual limitations on the utilization of net operating loss (“NOL”) carry forwards, other tax carry forwards, and certain built-in losses upon an ownership change as defined by that section. In general terms, an ownership change may result from transactions that increase the aggregate ownership of certain stockholders in the Company stock by more than 50 percentage points over a three year testing period (“Section 382 Ownership Change”). If the Company has undergone a Section 382 Ownership change, an annual limitation would be imposed on certain of the Company’s tax attributes, including NOL and capital loss carry forwards, and certain other losses, credits, deductions of tax basis. As of December 31, 2014, the Company has not performed a formal study to determine whether there are Section 382 limitations that apply.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. As of the end of 2014 or 2013, the Company did not record a liability for uncertain tax positions because no material positions existed.

The Company did not have any accrued interest or penalties associated with any unrecognized tax positions at December 31, 2014, and there were no such interest or penalties recognized during the period since inception through December 31, 2014.

14	Net Loss Per Share

In March 2014, the Company issued the Series F with a BCF (See Note 9) and recorded a deemed dividend relating to the BCF of $14.8 million for 2014. The Series F participates in earnings or losses of the Company. Consequently, net losses were adjusted for the deemed distribution relating to the BCF and losses attributable to Series F stockholders to calculate the net loss attributable to common stockholders.

The following table presents the calculation of basic and diluted net loss per share of common stock attributable to the Company’s common stockholders (in thousands, except share and per share data):

	December 31,
	2014	2013
Net loss per share:
Numerator:
Net loss	$(67,112)	$(34,439)
Deemed dividend related to the beneficial conversion feature of Series F convertible preferred stock	(14,840)	—

Net loss attributable to stockholders	(81,952)	(34,439)
Net loss attributable to preferred stockholders	(3,972)	—

Net loss attributable to common stockholders — basic and diluted	(77,980)	(34,439)

Denominator:
Weighted average common shares outstanding, basic and diluted	30,658,820	7,499,661

Net loss per share attributable to common stockholders, basic and diluted	$(2.54)	$(4.59)

For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to our net loss position. Securities that may potentially dilute earnings per share in the future that have not been included in the calculation of diluted net loss per share because to do so would be anti-dilutive are as follows (in common equivalent shares):

	December 31,
	2014	2013
Convertible preferred stock	2,000,000	—
Common stock options	3,839,122	3,272,847
Warrants	9,356	16,332

Total	5,848,478	3,289,179

15	Subsequent Events

On January 14, 2015, the Company announced that it had entered into an agreement and Plan of Merger and Reorganization with Tobira Therapeutics, Inc., a clinical-stage biopharmaceutical company (See note 1).

Exhibit 10.40

This Separation and General Release Agreement must be executed and delivered to Employer (Attn: Cathy Hall, Human Resources Manager) not later than February 27, 2015.

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Separation Agreement”) is dated February 6, 2015 and entered into between R. Don Elsey, with an address at 2424 Pebblebrook Court, Davidsonville, Maryland 21035 (the “Employee”), and REGADO BIOSCIENCES, INC., having its principal executive office at 106 Allen Road, Basking Ridge, New Jersey 07920 (the “Employer”). The Employer, together with its past, present and future direct and indirect parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities), and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, in their individual and official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Separation Agreement as the “Released Parties”.

1. Separation of Employment. The Employer accepts Employee’s resignation without “Good Reason” as defined in the Employment Agreement between Employer and Employee dated April 25, 2014 (the “Employment Agreement”), and Employee acknowledges and understands that Employee’s last day of employment with Employer was February 6, 2015 (the “Separation Date”). Employee acknowledges and agrees that Employee has received all compensation and benefits to which Employee is entitled as a result of Employee’s employment. By way of example, Employee acknowledges and agrees that he has not earned and is not owed any bonus, incentive compensation, commissions, equity, severance benefits or any other compensation or benefits under the terms of the Employment Agreement. Employee understands that Employee is entitled to nothing further from the Released Parties, including reinstatement by Employer.

2. Employee General Release of Released Parties. In consideration of the consulting arrangement set forth in Section 5 below, Employee hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Employee may have against any of the Released Parties, arising on or prior to the date of Employee’s execution and delivery of this Separation Agreement to Employer. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, stock options, equity, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the states of New Jersey, North Carolina or any other state and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act of 2009, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the North Carolina Equal Employment Practices Act, the North Carolina Retaliatory Employment Discrimination Act, and the North Carolina Persons With Disabilities Protection Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims including those of which Employee is not aware and those not mentioned in this Separation Agreement. Employee specifically releases any and all Claims arising out of Employee’s employment with Employer and/or any of its respective affiliates or termination therefrom. Employee expressly acknowledges and agrees that, by entering into this Separation Agreement, Employee is releasing and waiving any and all rights or Claims, including, without limitation, Claims that Employee may have arising under ADEA, which have arisen on or before the date of Employee’s execution and delivery of this Separation Agreement to Employer.

3. Representations; Covenant Not to Sue. Employee hereby represents and warrants that (A) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Employee agreed to do any of the foregoing, (B) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Separation Agreement, and (C) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Except as set forth in Section 15 below, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by Employee or any third party of a proceeding or Claim against any of the Released Parties.

4. Final Pay and Continuation of Benefits. Employee has received full payment for all salary earned by Employee through the last day of employment. Employee has received, or will receive (not later than the next regular pay date following the Separation Date), payment for any unused vacation days, remaining salary, and all expenses properly submitted.

5. Consulting Relationship. As good consideration for Employee’s execution, delivery and non-revocation of this Separation Agreement, and Employee’s compliance with his obligations under this Separation Agreement, the Covenants Agreement and any other agreement with Employer, Employer agrees to retain Employee, and Employee agrees to make himself available to perform services, as a consultant under the terms of the Consulting Agreement attached hereto as Exhibit A. Employee must sign and return the Consulting Agreement no later than the date that he returns this fully signed Agreement. Employee acknowledges that he is not otherwise entitled to receive the consulting arrangement set forth in this Section 5 and acknowledges that nothing in this Separation Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties. Employee agrees that Employee will not seek anything further from any of the Released Parties.

6. Equity. Except as expressly provided in Appendix B of the Consulting Agreement, under the terms of Employer’s 2013 Equity Compensation Plan (as amended) (the “2013 Plan”) and Employee’s stock option grants, vesting of Employee’s stock options will cease as of the Separation Date. Employee’s rights to exercise his stock options as to any vested shares will be as set forth in the 2013 Plan and as provided in the Consulting Agreement.

7. Who Is Bound. Employer and Employee are bound by this Separation Agreement. Anyone who succeeds to Employee’s rights and responsibilities, such as the executors of Employee’s estate, is bound and anyone who succeeds to Employer’s rights and responsibilities, such as its successors and assigns, is also bound.

8. Cooperation After Termination. Employee agrees to cooperate fully with Employer in all matters relating to the transition of his work and responsibilities on behalf of Employer, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by Employer. To the extent Employee provides such assistance after the Consulting Agreement is terminated, Employee will not earn or receive additional compensation or other consideration for such assistance.

9. Cooperation With Investigations/Litigation. Employee agrees to cooperate fully with Employer in connection with its actual or contemplated defense, prosecution or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Employee’s employment by Employer. Such cooperation includes, without limitation, making Employee available to Employer upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. Employer will reimburse Employee for reasonable out-of-pocket expenses Employee incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate Employee’s scheduling needs. In addition, Employee agrees to execute all documents (if any) necessary to carry out the terms of this Separation Agreement.

10. Non-Disparagement and Confidentiality. Employee agrees not to make any defamatory or derogatory statements concerning any of the Released Parties. Provided inquiries are directed to the Human Resources Department, Employer shall disclose to prospective employers information limited to Employee’s dates of employment and last position held by Employee. Employer will also provide Employee a reference upon request. Employee confirms and agrees that Employee shall not, directly or indirectly, disclose to any person or entity or use for Employee’s own benefit, any confidential information concerning the business, projects, finances or operations of Employer, its affiliates or subsidiaries or any of its customers; provided, however, that Employee’s obligations under this Section 10 shall not apply to information that is in the public domain through no fault of Employee or the disclosure of which is required by law after reasonable notice has been provided to Employer sufficient to enable Employer to contest the disclosure. Confidential information shall include, without limitation, all trade secrets, know-how, show-how, technical, operating, financial, and other business information and materials, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, including, but not limited to, information regarding source codes, software programs, computer systems, logos, designs, formulae, sales, marketing and pricing techniques, procedures, inventions, products, improvements, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, customer and supplier lists, and customer and supplier information. Employee acknowledges and agrees that this Separation Agreement and the terms hereof may be publicly disclosed by Employer in various of its filings with the Securities and Exchange Commission in accordance with its public reporting requirements. Until such time, if it were to occur, Employee shall not reveal the terms of this Separation Agreement to anyone, except to Employee’s immediate family, legal and financial advisors and then only after securing the agreement of such individual to maintain the confidentiality of this Separation Agreement, or in response to a subpoena or other legal process, after reasonable notice has been provided to Employer sufficient to enable Employer to contest the disclosure. Employee acknowledges that Employee continues to be bound by the terms of the Proprietary Information, Inventions and Non-Competition Agreement between Employer and Employee executed by Employee on April 25, 2014 (the “Covenants Agreement”), a copy of which is annexed hereto; provided that, as an additional severance benefit under this Separation Agreement, Employer will not enforce, and hereby releases Employee from, the non-competition obligations set forth in paragraphs 9(a) and 9(b) of the Covenants Agreement. For purposes of clarity and not limitation, Employee acknowledges that he continues to be bound by the terms of the Covenants Agreement (except for paragraphs 9(a) and 9(b)) while he is performing services under the Consulting Agreement and while he is cooperating with Employer or otherwise providing services to Employer under Sections 8 and 9 of this Separation Agreement.

11. SEC Filings. Employee acknowledges that, as an officer of Employer during the fiscal years ended December 31, 2014 (the “2014 Fiscal Year”) and December 31, 2015 (the “2015 Fiscal Year”), Employee must file a Form 5 with the Securities and Exchange Commission within 45 days after the end of such fiscal year, unless Employee has previously reported all transactions and holdings otherwise reportable on Form 5. After reviewing Employee’s records, Employee hereby certifies to Employer that (i) Employee has timely made all required Form 3 and Form 4 filings for each of the 2014 Fiscal Year and the 2015 Fiscal Year and (ii) Employee is not required to file a Form 5 for the 2014 Fiscal Year or the 2015 Fiscal Year. Employee understands and acknowledges that Employer will rely on this certification for purposes of preparing any necessary Form 5 filings and disclosing late or delinquent Form 3 or Form 4 filings in its Form 10-K to be filed with the Securities and Exchange Commission for each of the 2014 Fiscal Year and the 2015 Fiscal Year and in its annual proxy statements to the stockholders of Employer.

12. Return of Property. Employee represents and warrants that Employee has returned to Employer all property in Employee’s possession, custody or control belonging to Employer, its affiliates or subsidiaries and/or any of their respective customers, including, but not limited to, all equipment, vehicles, product samples, computers, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Employee received, prepared, or helped prepare. Employee represents that Employee has not retained, whether in hard copy or electronic form, any copies, duplicates, reproductions, computer disks, or excerpts thereof, of Employer’s, its affiliates’ or subsidiaries’ or any of their respective customers’ documents.

13. Remedies. If Employee discloses any term of this Separation Agreement (except as permitted by Section 10) to anyone, breaches any other term or condition of this Separation Agreement, or any representation made by Employee in this Separation Agreement was false when made, it shall constitute a material breach of this Separation Agreement and the Released Parties may seek all remedies available under the law or in equity. Further, in the event of a breach of this Separation Agreement, Employee agrees to pay all of the Released Parties’ attorneys’ fees and other costs associated with enforcing this Separation Agreement.

14. Construction of Agreement. This Separation Agreement and the Covenants Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between Employer and Employee with regard to this subject matter and supersedes all prior and contemporaneous oral and written agreements between the parties, including but not limited to the Employment Agreement. This Separation Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. In the event that one or more of the provisions contained in this Separation Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement, but this Separation Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Separation Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of New Jersey without reference to choice of law rules. Employer and Employee consent to the sole jurisdiction of the federal and state courts of New Jersey. EMPLOYER AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS SEPARATION AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

15. Acknowledgments. Employer and Employee acknowledge and agree that:

(A) By entering into this Separation Agreement, Employee does not waive any rights or Claims that may arise after the date that Employee executes and delivers this Separation Agreement to Employer;

(B) This Separation Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce the law, and further acknowledge and agree that this Separation Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in this Separation Agreement shall preclude Employee from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Employee hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C) Notwithstanding anything set forth in this Separation Agreement to the contrary, nothing in this Separation Agreement shall affect or be used to interfere with Employee’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Separation Agreement; and

(D) Nothing in this Separation Agreement shall preclude Employee from exercising Employee’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, (ii) to any vested pension or retirement benefits, including 401(k) Plan, or (iii) for indemnification under the charter, by-laws or other governing documents of the Employer, insurance policies of or pertaining to the Employer, or applicable law.

16. Opportunity For Review.

(A) Employee is hereby advised and encouraged by Employer to consult with Employee’s own independent counsel before signing this Separation Agreement. Employee represents and warrants that Employee: (i) has had sufficient opportunity to consider this Separation Agreement; (ii) has read this Separation Agreement; (iii) understands all the terms and conditions hereof; (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee; (v) has entered into this Separation Agreement of Employee’s own free will and volition; (vi) has duly executed and delivered this Separation Agreement; (vii) understands that Employee is responsible for Employee’s own attorneys’ fees and costs; (viii) has had the opportunity to review this Separation Agreement with counsel of Employee’s choice or has chosen voluntarily not to do so; (ix) understands the Employee has been given twenty-one (21) days to review this Separation Agreement before signing this Separation Agreement and understands that Employee is free to use as much or as little of the 21-day period as Employee wishes or considers necessary before deciding to sign this Separation Agreement; (x) understands that if Employee does not sign and return this Separation Agreement to Employer (Cathy Hall, Human Resources Manager, 430 Davis Drive, Suite 110, Morrisville, North Carolina 27560) on or before February 27, 2015, Employer shall have no obligation to enter into this Separation Agreement, Employee shall not be entitled to consulting relationship set forth in Section 5 of this Separation Agreement, and the Separation Date shall be unaltered; and (xi) understands that this Separation Agreement is valid, binding and enforceable against the parties in accordance with its terms if it is executed and not revoked by Employee.

This Separation Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to Employer (Cathy Hall, Human Resources Manager, 430 Davis Drive, Suite 110, Morrisville, North Carolina 27560) by Employee (the “Effective Date”). The parties understand and agree that Employee may revoke this Separation Agreement after having executed and delivered it to Employer by so advising Employer (Cathy Hall, Human Resources Manager, 430 Davis Drive, Suite 110, Morrisville, North Carolina 27560) in writing no later than 11:59 p.m. on the seventh (7th) day after Employee’s execution and delivery of this Separation Agreement to Employer. If Employee revokes this Separation Agreement, it shall not be effective or enforceable, Employee shall not be entitled to the consulting relationship set forth in Section 5 of this Separation Agreement, and the Separation Date shall be unaltered.

[SIGNATURES APPEAR ON NEXT PAGE]

Agreed to and accepted on this 6th day of February, 2015.

Witness:	EMPLOYEE:

/s/ R. Don Elsey
R. Don Elsey

Agreed to and accepted on this 9th day of February, 2015.

EMPLOYER:
REGADO BIOSCIENCES, INC.

By:	/s/ Michael A. Metzger
Michael A. Metzger

CONSULTING AGREEMENT

THIS AGREEMENT is made between R. Don Elsey (“Contractor”) and Regado Biosciences, Inc., a Delaware corporation (“Corporation”), effective as February 6, 2015 (the “Effective Date”).

WHEREAS, Contractor and Corporation have agreed that Contractor will perform services for Corporation and that Corporation will compensate Contractor for those services, and as a condition to their arrangement, Corporation requires that Contractor agrees to protect confidential information of Corporation, to assign to Corporation intellectual property created in the course of providing services to Corporation, and to certain other terms and conditions.

NOW, THEREFORE, Contractor and Corporation agree as follows:

(B) Contractor’s Services. Contractor agrees to use his best efforts, skill and knowledge to provide, in accordance with the terms and conditions hereinafter set forth, services of the type or types and at the location or locations described in Appendix A attached hereto and incorporated by reference herein, for the benefit of Corporation or any Affiliate of Corporation. Contractor will have no responsibilities or authority as a consultant to Corporation other than as provided in Appendix A. Contractor agrees not to represent or purport to represent the Corporation in any manner whatsoever to any third party or enter into any contract or commitment on behalf of Corporation, unless specifically authorized by an officer of Corporation, in writing, to do so. As used in this Agreement, “Affiliate of Corporation” will mean any corporation or non-corporate entity which controls, is controlled by, or is under common control with Corporation. A corporation or non-corporate entity, as applicable, will be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock of the other corporation or, in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or in the case of a non-corporate entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

(C) Compensation. In full and complete compensation for all services provided by Contractor and for all obligations assumed by Contractor hereunder, Corporation agrees to compensate Contractor and reimburse Contractor for expenses as set forth in Appendix B.

(D) Term. This Agreement will commence as of the Effective Date will continue until the earlier of May 31, 2015 or the date that the Corporation consummates a Transformative Transaction (as defined in Appendix B), unless earlier terminated as provided in this Agreement or extended by the mutual agreement of the parties (the “Consulting Period”).

(E) Contractor’s Representations.

a. Contractor hereby represents and warrants that he has the experience, capability, and resources to efficiently and expeditiously perform the services to be provided hereunder in a professional and competent manner.

b. Contractor represents that his performance of all of the terms of this Agreement and as an independent contractor does not and will not breach any agreement to keep in confidence proprietary information acquired by Contractor in confidence or in trust prior to this Agreement. Contractor represents that Contractor has not entered into, and agrees not to enter into, any agreement either oral or written in conflict with this Agreement.

c. Contractor represents that Contractor will not provide to Corporation, or use in the performance of Contractor’s services for Corporation, any materials or documents of a third party which are not generally available to the public, unless Contractor has obtained written authorization from that party for their possession and use and provided Corporation with a copy of such authorization.

d. Contractor understands that, during the term of this Agreement and Contractor’s services for Corporation, Contractor is not to breach any obligation of confidentiality that Contractor has to a former employer or any other person or entity.

(F) Use of Name. Contractor will not cause or permit the oral or written release of any statement, advertisement, information or publicity referring to Corporation, or use of the words “Regado” without Corporation’ prior written approval.

(G) Remedy. Contractor understands and agrees that Corporation will suffer irreparable harm in the event that Contractor breaches any of Contractor’s obligations under this Agreement and that monetary damages will be inadequate to compensate Corporation for such breach. Accordingly, Contractor agrees that, in the event of a breach or threatened breach by Contractor of any of the provisions of this Agreement, Corporation, in addition to and not in limitation of any other rights, remedies or damages available to Corporation at law or in equity, will be entitled to a permanent injunction in order to prevent or to restrain any such breach by Contractor, or by Contractor’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with Contractor.

(H) Indemnification. The parties reaffirm that certain Indemnification Agreement between the parties dated as of February 6, 2015 and acknowledge that it is applicable to Contractor’s services pursuant to this Agreement to the fullest extent permitted by the Indemnification Agreement and applicable law. This section is for the benefit of Contractor, and his heirs and personal representatives and shall be binding on Corporation and its successors and assigns.

(I) Termination.

a. Corporation may, without prejudice to any other right or remedy it may have, terminate this Agreement immediately upon notice to Contractor if Contractor refuses or fails to perform the services in accordance with the terms of this Agreement, or refuses, fails to perform the services in a good workmanlike and timely manner satisfactory to Corporation, materially breaches this Agreement or disregards laws, ordinances, rules, regulations or orders of any public authority having jurisdiction.

b. Either party may terminate this Agreement for any reason, or no reason, upon ten (10) days’ advance written notice.

c. In the event this Agreement is terminated, Contractor will be reimbursed only for reasonable expenses actually incurred as of the effective date of termination. In no event will such reimbursement include anticipated profits for unperformed services. Upon receipt of notice of termination, Contractor will use his best efforts to minimize and avoid new expenses.

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(J) Independent Contractor. Contractor understands and agrees that this Agreement is not intended to nor does it create any employment contract, and Contractor’s relationship to Corporation is that of independent contractor. Corporation does not assert any control over the activities of Contractor in performing the services necessary to accomplish the objective sought by Corporation. Contractor, furthermore, retains full independence in exercising judgment as to the time, place and manner of performing services needed by Corporation. Corporation will have no liability to Contractor for any employment benefits of any kind, and Contractor waives any and all rights, if any, to participation in any of Corporation’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by Corporation to its employees. Corporation will have no liability to Contractor or any governmental authority regarding withholding for taxes, unemployment compensation, Social Security, Medicare, and any all similar provisions now or hereafter imposed by any federal or state governmental authority with respect to any payments made by Corporation to Contractor, Contractor agrees to indemnify and save Corporation and its Affiliates harmless against any and all liability, claims and damages, including, without limitation, costs or expenses (including attorneys’ fees and court costs) incurred by Corporation or its Affiliates to defend or settle any claim, suits or action relating to the reporting and payment of amounts due any governmental authority on behalf of Contractor or with respect to Contractor, including, but not limited to any such reporting or payment resulting from the reclassification or attempted reclassification of the employment status of Contractor.

(K) Protection of Contractor Information. Both during and after the term of this Agreement, Contractor acknowledges his continuing obligations under his Proprietary Information, Inventions, and Noncompetition Agreement dated April 25, 2014 (the “Covenants Agreement”) with regard to confidential and/or proprietary information of Corporation and assignment of Corporation inventions. In performing services for Corporation, Contractor will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Contractor has an obligation of confidentiality. Rather, Contractor will be expected to use only that information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed the Corporation. Contractor agrees that he will not bring onto Corporation premises any unpublished documents or property belonging to any former employer or other person to whom Contractor has an obligation of confidentiality. Contractor hereby represents that he has disclosed to Corporation any contract Contractor has signed that may restrict his activities on behalf of Corporation.

(L) Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement will in no way affect the validity or enforceability of any other provision (or remaining part thereof).

(M) Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions, nor will any waiver or relinquishment of any right or power granted under this Agreement at any particular time be deemed a waiver or relinquishment of such rights or power at any time or times. Each party agrees and acknowledges that nothing herein will be construed to prohibit the other party from pursuing any remedies available to it for breach or threatened breach of this Agreement, including the recovery of money damages.

(N) Governing Law. This Agreement will be governed by and construed according to the laws of the State of New Jersey, without reference to the choice or conflict of law provisions of such laws.

(O) Notices. Any notice required to be given hereunder will be sufficient if in writing and sent by certified or registered mail, return receipt requested, first-class postage prepaid, in the case of Contractor, to Contractor’s address as shown on Corporation’s records, and in the case of Corporation, to its principal office in the State of New Jersey.

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(P) Benefit. This Agreement will be binding upon and will inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns. This Agreement will be binding upon Corporation and upon any successor corporation. Contractor may not assign any of Contractor’s rights or delegate any of Contractor’s duties under this Agreement.

(Q) Entire Agreement. This Agreement, together with the Covenants Agreement and the Separation and General Release Agreement between the parties dated February 6, 2015 (the “Separation Agreement”), contains the entire agreement and understandings by and between Corporation and Contractor with respect to the covenants herein described, and no representations, promises, agreements or understandings, written or oral, not herein contained will be of any force or effect. No change or modification hereof will be valid or binding unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement will be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any other provision of this Agreement at any time will be deemed a waiver of any other provision of this Agreement at such time nor will it be deemed a valid waiver of such provision at any other time.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date written below:

Effective Date:	2/06/2015

Contractor Signature:	/s/ R. Don Elsey

Contractor Name:	R. Don Elsey

REGADO BIOSCIENCES, INC.

By:	/s/ Michael A. Metzger

Name:	Michael A. Metzger

Title:	President & CEO

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Appendix A

Contractor agrees to provide the services described below at the location(s) described below upon written request by Corporation:

Types of Services and Location(s)

•	Continue to act as the Corporation’s Chief Financial Officer and principal accounting and financial officer during the term of the Consulting Period

•	Prepare, file and sign (as CFO and principal accounting and financial officer) the Corporation’s Annual Report on Form 10-K, Proxy, Form 10-Q and any other documents filed with the U.S. Securities and Exchange Commission or the NASDAQ Stock Market, LLC on behalf of Corporation during the term of the Consulting Period

•	Remain fully available to the Corporation’s CEO, Board of Directors, Audit Committee, Corporation finance team, external auditors and legal team to help complete a Transformative Transaction (as defined in Appendix B)

Contractor shall perform the services at such locations and at such times as Contractor shall determine in his discretion. Contractor will provide such services at the request of Corporation and only upon prior agreement with regard to the number of hours required for such project. If the nature of the services is such that they must be performed at a place or places determined by Corporation, Corporation shall arrange for access to such place or places.

Appendix B

Fees and Expenses

Subject to the terms of Corporation’s 2013 Equity Compensation Plan (as amended) (the “2013 Plan”), Employee was granted an option to purchase 92,902 shares of Corporation’s common stock pursuant to the terms of a stock option agreement between the parties hereto entered into as of January 1, 2015 (the “2015 Grant” and the “2015 Grant Agreement”). Under the terms of the 2013 Plan and the 2015 Grant Agreement, vesting would have ceased as of Contractor’s employment termination date, as of which date none of Contractor’s shares subject to the 2015 Grant would have vested. However, in consideration for all services provided by Contractor and for all obligations assumed by Contractor hereunder, Corporation shall: (A) allow all stock options granted to Contractor under the 2013 Plan to continue to vest on the normal vesting schedule during the Consulting Period; and (B) make a lump sum payment of $75,000 to Contractor, subject to Contractor’s execution and non-revocation of the Separation Agreement and completion and filing of the Corporation’s next annual report on Form 10-K, payable within three (3) business days following the filing of such Form 10-K.

In the event that a Transformative Transaction (as defined below) is consummated during the Consulting Period and Contractor executes and delivers the Consulting Period Release Agreement attached as Appendix C to this Agreement to Corporation within seven (7) days following the Consulting Period, Corporation will provide Contractor with the following additional benefits (the “Additional Benefits”): (A) make a lump sum payment of $50,000 to Contractor on the 30th day following the consummation of the Transformative Transaction; (B) provide Contractor with accelerated vesting such that one hundred percent (100%) of the total number of shares subject to the 2015 Grant shall be fully vested as of the consummation of the Transformative Transaction; and (C) extend the time period that Contractor may have to exercise all vested stock options and other awards granted under the 2013 Plan to a period equal to the shorter of (i) twelve (12) months following the end of the Consulting Period, or (ii) the remaining term of the award. Except as expressly provided in this Appendix B, Contractor’s stock options and other awards will continue to be governed by the terms of the applicable stock option or award agreement, grant notice and the 2013 Plan. Contractor acknowledges and agrees that to the extent that any of Contractor’s stock options previously qualified for treatment as an “Incentive Stock Option” under Section 422 of the Internal Revenue Code of 1986, as amended, such stock option shall no longer qualify as an “Incentive Stock Option” as a result of the benefits provided by this Appendix B.

Contractor shall be entitled to reimbursement for all expenses reasonably incurred in connection with the business of the Corporation. To be eligible for reimbursement, any such authorized expenses must be timely submitted to Corporation with satisfactory documentation of such expenses.

For purposes of this Agreement, “Transformative Transaction” means (A) a Change in Control (as defined below), (B) a change in the ownership or exclusive out-license of assets of the Corporation in a transaction or series of related transactions (either directly or indirectly, by merger, consolidation or otherwise) in which the assets transferred or exclusively licensed have a total value (measured on either a qualitative or quantitative basis) of at least 80 percent of the net value (measured on either a qualitative or quantitative basis) of the assets of the Corporation as of December 31, 2014, which was approximately $45 million, or (C) the acquisition or exclusive in-bound license by the Corporation of assets from a third party (the “Acquired Assets”) in a transaction or series of related transactions (either directly or indirectly, by merger, consolidation or otherwise) following which the Acquired Assets have a total value (measured on either a qualitative or quantitative basis) of at least 80 percent of the net value (measured on either a qualitative or quantitative basis) of the assets of the Corporation as of December 31, 2014.

For purposes of this Agreement, “Change in Control” means (x) a change in ownership of the Corporation under clause (i) below or (y) a change in the ownership of a substantial portion of the assets of the Corporation under clause (ii) below:

(i)	Change in the Ownership of the Corporation. A change in the ownership of the Corporation shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Corporation that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Corporation.

(ii)	Change in the Ownership of a Substantial Portion of the Corporation’s Assets. A change in the ownership of a substantial portion of the Corporation’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of; determined without regard to any liabilities associated with such assets.

(iii)	Each of clauses (i) through (ii) above shall be construed and interpreted consistent with the requirements of Section 409A and any Treasury Regulations or other guidance issued thereunder.

Appendix C

Consulting Period Release Agreement

(To be signed on or within seven (7) days after the Consulting Period.)

R. Don Elsey (the “Contractor”) understands that Contractor’s consulting relationship with REGADO BIOSCIENCES, INC. (the “Corporation”) terminated effective                      (the “Termination Date”). Corporation has agreed that if Contractor chooses to sign this Consulting Period Release Agreement (“Release”), Corporation will provide the Additional Benefits described in Appendix B to the Consulting Agreement between Contractor and Corporation dated February 6, 2015 (the “Consulting Agreement”). This Release shall become effective upon Contractor’s execution and delivery of this Release to Corporation. Capitalized terms herein, but not otherwise defined shall have the meaning ascribed to such terms in the Consulting Agreement.

1. General Release of Released Parties. In exchange for the Additional Benefits provided to Contractor under the Consulting Agreement that Contractor is not otherwise entitled to receive, Contractor hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Contractor may have against Corporation and any of its past, present and future direct and indirect parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities), and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, in their individual and official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (collectively the “Released Parties”), arising on or prior to the date of Contractor’s execution and delivery of this Release to Corporation. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey, North Carolina, or any other state and the United States, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims including those of which Contractor is not aware and those not mentioned in this Release. Contractor specifically releases any and all Claims arising out of Contractor’s consulting relationship with Corporation and/or any of its respective affiliates or termination therefrom.

2. Representations; Covenant Not to Sue. Contractor hereby represents and warrants that (A) Contractor has not filed, caused or permitted to be filed any pending proceeding (nor has Contractor lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Contractor agreed to do any of the foregoing, (B) Contractor has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Release, (C) Contractor has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties; (D) Contractor has received all compensation and benefits to which Contractor is entitled as a result of Contractor’s consulting relationship, except as otherwise provided in this Release; and (E) except as otherwise provided in this Release, Contractor is entitled to nothing further from the Released Parties, including reinstatement by Corporation. Except as set forth below, Contractor covenants and agrees that Contractor shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties.

3. Acknowledgments. Corporation and Contractor acknowledge and agree that:

(A) By entering into this Release, Contractor does not waive any rights or Claims that may arise after the date that Contractor executes and delivers this Release to Corporation;

(B) This Release shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce any laws, and further acknowledge and agree that this Release shall not be used to justify interfering with Contractor’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in this Release shall preclude Contractor from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Contractor hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding; and

4. Opportunity For Review. Contractor is hereby advised and encouraged by Corporation to consult with Contractor’s own independent counsel before signing this Release. Contractor represents and warrants that Contractor: (i) has had sufficient opportunity to consider this Release; (ii) has read this Release; (iii) understands all the terms and conditions hereof; (iv) is not incompetent or had a guardian, conservator or trustee appointed for Contractor; (v) has entered into this Release of Contractor’s own free will and volition; (vi) has duly executed and delivered this Release; (vii) understands that Contractor is responsible for Contractor’s own attorneys’ fees and costs; (viii) has had the opportunity to review this Release with counsel of Contractor’s choice or has chosen voluntarily not to do so; (ix) understands Contractor has been given seven (7) days to review this Release before signing this Release and understands that Contractor is free to use as much or as little of the 7-day period as Contractor wishes or considers necessary before deciding to sign this Release; (x) understands that if Contractor does not sign and return this Release to Corporation (Cathy Hall, Human Resources Manager, 430 Davis Drive, Suite 110, Morrisville, North Carolina 27560) within seven (7) days following the Separation Date, Contractor shall not be entitled to the payment and benefits set forth in Appendix C of the Consulting Agreement; and (xi) understands that this Release is valid, binding and enforceable against the parties in accordance with its terms.

CONTRACTOR UNDERSTANDS THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS, THAT, IF KNOWN BY CONTRACTOR, WOULD AFFECT CONTRACTOR’S DECISION TO ACCEPT THIS AGREEMENT.

Agreed to and accepted on this      day of             ,         .

Witness:	CONTRACTOR:

R. Don Elsey

Exhibit 21.1

LIST OF SUBSIDIARIES

Name	State of Incorporation

Regado Biosciences Europe Limited	England and Wales

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 12, 2015, with respect to the consolidated financial statements included in the Annual Report of Regado Biosciences, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Regado Biosciences, Inc. on Forms S-8 (File No. 33-191672 and File No. 333-194513)

/s/ Grant Thornton LLP

Charlotte, North Carolina

February 12, 2015

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

I, Michael A. Metzger, certify that:

1.	I have reviewed this Annual Report on Form 10-K for the year ended December 31, 2014 of Regado Biosciences, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 12, 2015

/s/ Michael A. Metzger
Michael A. Metzger
Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

I, R. Don Elsey, certify that:

1.	I have reviewed this Annual Report on Form 10-K for the year ended December 31, 2014 of Regado Biosciences, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 12, 2015

/s/ R. Don Elsey
R. Don Elsey
Principal Accounting and Financial Officer

Exhibit 32.1

CERTIFICATION OF THE PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO RULE 13a-14(b)

OF THE SECURITIES EXCHANGE ACT OF 1934 AND 18 U.S.C. SECTION 1350

In connection with the Annual Report on Form 10-K of Regado Biosciences, Inc. (the “Company”) for the fiscal year ended December 31, 2014 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned, Michael A. Metzger, Chief Executive Officer of the Company, hereby certifies, to the knowledge of the undersigned, pursuant to 18 U.S.C. Section 1350, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 12, 2015

/s/ Michael A. Metzger
Michael A. Metzger
Chief Executive Officer
(Principal Executive Officer)

This Certification is being furnished solely to accompany the Report pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, and shall not be deemed “filed” by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Report, irrespective of any general incorporation language contained in such filing.

A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act of 2002 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

CERTIFICATION OF THE PRINCIPAL FINANCIAL OFFICER

PURSUANT TO RULE 13a-14(b)

OF THE SECURITIES EXCHANGE ACT OF 1934 AND 18 U.S.C. SECTION 1350

In connection with the Annual Report on Form 10-K of Regado Biosciences, Inc. (the “Company”) for the fiscal year ended December 31, 2014 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned, R. Don Elsey, principal financial officer of the Company, hereby certifies, to the knowledge of the undersigned, pursuant to 18 U.S.C. Section 1350, that:

(1)	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 12, 2015

/s/ R. Don Elsey
R. Don Elsey
Principal Accounting and Financial Officer

This Certification is being furnished solely to accompany the Report pursuant to 18 U.S.C. § 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, and shall not be deemed “filed” by the Company for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Report, irrespective of any general incorporation language contained in such filing.

A signed original of this written statement required by Section 906 of the Sarbanes-Oxley Act of 2002 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.